                                                    (DELTA LOGO)

To Our Shareowners:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2003 Annual Meeting of Shareowners of Delta Air Lines, Inc. The meeting will be held on Friday, April 25, 2003, at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019, beginning at 10:30 a.m., local time.

The purpose of the meeting is to act on the matters listed in the attached Notice. There will also be an opportunity to discuss matters of interest to you as a shareowner.

If you plan to attend the meeting, please indicate your intent when prompted by our Internet or telephone voting system, or mark the appropriate box on your proxy card and return it to us.

Please note that you will need to show you are a Delta shareowner to attend the meeting. If your shares are registered in your name, please bring the enclosed admission ticket to the meeting. If your shares are in the name of a broker or bank, please bring evidence of your stock ownership such as your most recent brokerage account statement. All shareowners will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN DELTA STOCK, YOU WILL NOT BE ADMITTED TO THE MEETING.

If you will need special assistance at the meeting because of a disability, please contact Ms. Suzanne Rolon, Specialist, Investor Relations, at (404) 715-2391 or toll free at (866) 715-2170.

If you are unable to attend the meeting, you can listen to it live over the Internet on Delta's website at: www.delta.com/inside/investors/index.jsp. A replay will be available through May 25, 2003.

To receive future proxy materials electronically through the Internet, please sign up at Delta's website, listed in the paragraph above. The Internet provides a simple, convenient way to receive future annual reports and proxy statements, and it is cost-effective for Delta. If you have a computer with Internet access, we hope you will try this electronic distribution method.

Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning the enclosed proxy card.

                                          Cordially,

                                          /s/ Leo F. Mullin
                                          Leo F. Mullin
                                          Chairman of the Board and
                                          Chief Executive Officer

Atlanta, Georgia
March 25, 2003

                                                    (DELTA LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

PLACE: The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019

DATE AND TIME:       Friday, April 25, 2003, at 10:30 a.m., local time

ITEMS OF BUSINESS:   1. To elect nine directors.

                     2. To ratify the appointment of Deloitte & Touche LLP as
                        Delta's independent auditors for the year ending December 31, 2003.

                     3. To approve the amendments to the Delta 2000 Performance
                        Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program.

                     4. To consider and vote on the six shareowner proposals
                        described in the accompanying proxy statement, if those proposals are presented at the meeting.

                     5. To transact such other business as may properly come
                        before the meeting.

WHO MAY ATTEND:      Attendance is limited to Delta shareowners or their
                     representatives. To be admitted to the meeting, please present valid picture identification and either an admission ticket, proof that you own Delta stock or a proxy from a shareowner of record.

WHO MAY VOTE:        You may vote if you were a shareowner of record of Delta's common stock or Series B ESOP Convertible Preferred Stock at the close of business on February 28, 2003, or if you hold a proxy from a shareowner of record.

LIST OF SHAREOWNERS: During the ten-day period prior to the meeting, a list of shareowners entitled to vote at the meeting will be available during normal business hours at Delta's Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The shareowner list will also be available at the meeting.

PROXY VOTING:        Your vote is important. Please vote in one of the following ways:

                     1. visit the Internet web site listed on your proxy card;

                     2. call the toll-free telephone number listed on your proxy card; or

                     3. mark, sign, date and return the enclosed proxy card in
                        the postage-paid envelope.

                                          By Order of the Board of Directors,

                                          /s/ Robert S. Harkey
                                          Robert S. Harkey
                                          Senior Vice President-General Counsel
                                          and Secretary

Atlanta, Georgia
March 25, 2003

                               TABLE OF CONTENTS

                                                               PAGE
                                                               -----
Voting Information..........................................       1
Proposal 1 -- Election of Directors.........................       4
  Certain Information About Nominees........................       5
  The Board of Directors and Board Committees...............       6
  Compensation of Directors.................................       9
  Compensation Committee Interlocks and Insider
     Participation..........................................      10
Beneficial Ownership of Securities..........................      10
  Beneficial Owners of More Than 5% of Voting Stock.........      10
  Directors, Nominees for Director and Executive Officers...      11
Personnel & Compensation Committee Report on Executive
  Compensation..............................................      12
Executive Compensation......................................      19
  Information About Summary Compensation Table..............      19
  Summary Compensation Table................................      21
  Option Grants in Last Fiscal Year.........................      22
  Aggregated Option Exercises in Last Fiscal Year and FY-End
     Option Values..........................................      23
  Long-Term Incentive Plans -- Awards in Last Fiscal Year...      24
  Retirement Plans and Other Agreements.....................      25
  Equity Compensation Plan Information......................      30
  Stock Performance Graph...................................      31
Audit Committee Report......................................      32
Proposal 2 -- Ratification of the Appointment of Independent
  Auditors..................................................      33
  Fees of Independent Auditors for Year Ended December 31,
     2002...................................................      33
  Information Regarding Change of Independent Auditors......      33
Proposal 3 -- Approval of Amendments to the Delta 2000
  Performance Compensation Plan, the DeltaShare Stock Option
  Plan and the Pilots Stock Option Plan.....................      34
Proposals 4, 5, 6, 7, 8 and 9 -- Shareowner Proposals.......      39
General Information.........................................      49
  Cost of Solicitation......................................      49
  Submission of Shareowner Proposals........................      50
  Section 16 Beneficial Ownership Reporting Compliance......      50
  Extent of Incorporation by Reference of Materials Included
     in or Accompanying This Proxy Statement................      50
Appendix A -- Summary of Delta 2000 Performance Compensation
  Plan......................................................     A-1
Appendix B -- Summary of DeltaShare Stock Option Plan and
  Pilots Stock Option Plan..................................     B-1

                                PROXY STATEMENT

                               VOTING INFORMATION

WHAT IS THE PURPOSE OF THIS PROXY STATEMENT?

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta's 2003 Annual Meeting of Shareowners and at any adjournment of the meeting. The annual meeting will be held on Friday, April 25, 2003, at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019, beginning at 10:30 a.m., local time. Delta's proxy statement, proxy card and Annual Report to Shareowners are being mailed to shareowners beginning on or about March 25, 2003.

WHEN IS THE RECORD DATE FOR THE MEETING? WHAT CLASSES OF STOCK ARE ELIGIBLE TO VOTE?

February 28, 2003 is the record date for determining the shareowners entitled to notice of and to vote at the annual meeting. On that date, 123,416,897 shares of Delta's common stock ("Common Stock") and 6,025,253 shares of Delta's Series B ESOP Convertible Preferred Stock ("ESOP Preferred Stock") were outstanding. The Common Stock and ESOP Preferred Stock are the only classes of securities entitled to vote at the meeting.

Each outstanding share of Common Stock entitles its holder to one vote. Each outstanding share of ESOP Preferred Stock entitles its holder to two votes, subject to adjustment in certain circumstances. Holders of the Common Stock and ESOP Preferred Stock will vote together as a single class on all matters presented at the annual meeting.

WHAT IS THE QUORUM FOR THE MEETING?

A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock that are outstanding and entitled to vote. No business may be conducted at the meeting if a quorum is not present. Abstentions from voting and "broker non-votes," described below, will be counted in determining whether a quorum is present.

HOW MANY VOTES ARE NEEDED TO ACT ON PROPOSALS AT THE MEETING?

A plurality of the votes cast by holders of the Common Stock and the ESOP Preferred Stock, voting together as a single class, is required for the election of directors.

A majority of the votes present at the meeting and entitled to vote will be necessary:

(1) to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2003;

(2) to approve the amendments to the Delta 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program; provided that the total votes cast on this proposal represent over 50% in interest of all securities entitled to vote on this proposal; and

(3) to approve each of the six shareowner proposals described in this proxy statement.

An abstention from voting on any proposal described in Items 1 through 3 above has the same effect as a vote against that proposal.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

The Board recommends that you vote:

(1) FOR the election of the director-nominees named in this proxy statement;

(2) FOR the ratification of the appointment of Deloitte & Touche LLP as Delta's independent auditors for the year ending December 31, 2003;

(3) FOR the amendments to the Delta 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program; and

(4) AGAINST each of the six shareowner proposals described in this proxy statement.

HOW MAY I VOTE SHARES REGISTERED IN MY NAME?

You may vote shares registered in your name in person at the meeting or by submitting a proxy before the meeting. To vote by proxy, please choose one of the following options:

VOTING BY THE INTERNET OR TELEPHONE. You may vote using the Internet or telephone by following the instructions on your proxy card. The Internet and telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareowners to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

VOTING BY WRITTEN PROXY CARD. You may vote by signing, dating and returning the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareowner is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer's full title and provide a certificate or other proof of appointment.

HOW ARE PROXIES VOTED?

All properly submitted proxies, whether submitted by the Internet, telephone or mail, will be voted at the annual meeting according to the instructions given in the proxy. The members of Delta's Board of Directors designated to vote the proxies returned pursuant to this solicitation are Edward H. Budd, Gerald Grinstein and Leo F. Mullin.

WHAT IF A PROPERLY EXECUTED PROXY CARD IS RETURNED WITHOUT ANY VOTING INSTRUCTIONS?

If you are a shareowner of record and return a written proxy card without voting instructions, your shares will be voted:

(1) FOR the election of the director-nominees named in this proxy statement;

(2) FOR the ratification of the appointment of Deloitte & Touche LLP as Delta's independent auditors for the year ending December 31, 2003;

(3) FOR the amendments to the Delta 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program; and

(4) AGAINST each of the six shareowner proposals described in this proxy statement.

IF I SUBMIT A PROXY, MAY I STILL VOTE MY SHARES AT THE MEETING?

Submitting a proxy by the Internet, telephone or mail will not limit your right to vote at the annual meeting if you decide to attend the meeting and vote in person.

MAY I REVOKE A PROXY?

You may revoke your proxy prior to the meeting (1) by providing written notice to Delta's Secretary, Robert S. Harkey, at Delta Air Lines, Inc.; Dept. No. 981; Post Office Box 20574; Atlanta, Georgia 30320; or (2) by submitting a later-dated proxy by the Internet, telephone or mail. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy.

HOW DO I VOTE MY SHARES HELD IN "STREET NAME"?

If your shares are held in the name of a broker, bank or other record holder, please provide voting instructions to the shareowner of record. You may also obtain a proxy from the shareowner of record permitting you to vote in person at the annual meeting.

IF I HOLD SHARES IN A BROKERAGE ACCOUNT AND DO NOT RETURN VOTING INSTRUCTIONS, WILL MY SHARES BE VOTED?

Under New York Stock Exchange rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who did not provide voting instructions at least fifteen days before the date of the annual meeting. Generally, brokerage firms may vote on proposals to elect directors; to ratify the selection of independent auditors; and on other "discretionary" items under NYSE rules, such as the amendments to the 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan, the Pilots Stock Option Plan to authorize a stock option exchange program. In contrast, brokerage firms may not vote on the shareowner proposals described in this proxy statement because those proposals are "non-discretionary" items. This means that, if your shares are held in a brokerage account and you do not return voting instructions to your broker by the deadline, your shares may be voted on some, but not all, of the proposals described in this proxy statement. "Broker non-votes" will not be considered in determining the number of votes cast in connection with non-discretionary items.

WHAT IS THE DELTA FAMILY-CARE SAVINGS PLAN? HOW IS DELTA STOCK HELD BY THE SAVINGS PLAN VOTED?

The Delta Family-Care Savings Plan ("Savings Plan") is a broad-based plan that allows eligible employees to contribute a portion of their pay to various investment funds, including a fund invested primarily in Delta Common Stock ("Delta Common Stock Fund"). Delta also makes contributions to the Savings Plan, and a portion of Delta's contributions is invested in ESOP Preferred Stock and Common Stock ("Preferred Stock Fund"). At December 31, 2002, there were approximately 72,400 participants in the Savings Plan. Fidelity Management Trust Company is the trustee of the Savings Plan.

The Savings Plan provides that shares of Common Stock and ESOP Preferred Stock will be voted by the trustee as follows:

DELTA COMMON STOCK FUND. Shares of Common Stock attributable to a participant's account in the Delta Common Stock Fund ("Attributable Shares") will be voted (1) in accordance with the participant's confidential voting instructions; or (2) if no voting instructions are received by the trustee before the specified deadline, in the same proportion as the votes cast on Attributable Shares pursuant to participants' voting instructions.

PREFERRED STOCK FUND. Shares of ESOP Preferred Stock and Common Stock allocated to a participant's account in the Preferred Stock Fund ("Allocated Shares") will be voted (1) in accordance with the participant's confidential voting instructions; or (2) if no voting instructions are received by the trustee before the specified deadline, in the same proportion as the votes cast on Allocated Shares pursuant to participants' voting instructions. Shares of ESOP Preferred Stock not yet allocated to any participant's account will be voted in the same proportion as the votes cast on Allocated Shares pursuant to participants' voting instructions.

Participants in the Savings Plan will receive from the trustee a Voting Instruction Form which states the deadline for the trustee's receipt of voting instructions from participants.

WHAT IF OTHER BUSINESS IS PRESENTED AT THE MEETING?

Delta received notice from a shareowner of his intent to present several proposals for shareowner consideration at the annual meeting pursuant to Section
3.1 of Delta's By-Laws. Delta has reviewed these proposals, and determined that only one -- that Delta publish instructions and deadlines for shareowner proposals in the same size and font in every quarterly and annual report -- is in a form that may properly be brought before the meeting. If the proposal is presented, the directors designated to vote the proxies will vote AGAINST the proposal.

Except as noted above, Delta has not received proper notice, and is not presently aware, of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted in accordance with the discretion of the directors designated to vote the proxies.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

A Board of nine directors will be elected at the annual meeting. Each director elected will hold office until the next annual meeting of shareowners and the election of his or her successor. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

     Edward H. Budd, George M.C. Fisher, David R. Goode, Gerald Grinstein, James
     M. Kilts, Leo F. Mullin, John F. Smith, Jr., Joan E. Spero and Andrew J. Young.

All of the nominees were elected by the shareowners at the last annual meeting of shareowners except Mr. Kilts, who was elected by the Board of Directors on October 24, 2002.

James L. Broadhead retired from the Board of Directors on December 31, 2002, after 11 years as a director. Mr. Broadhead served on the Audit Committee, Benefit Funds Investment Committee, Corporate Governance Committee, Corporate Strategy Committee and Executive Committee during 2002. Delta gratefully acknowledges his outstanding service.

The Board of Directors believes that a substantial majority of its members should be non-employee directors who have no significant financial or personal ties to Delta, other than Common Stock ownership and the right to receive compensation earned for serving as a director. The Board believes that all the nominees meet this requirement except Mr. Mullin, who does not satisfy this condition because he is an officer of Delta.

The members of the Board of Directors provide Delta with a wide and valuable range of judgment and experience from areas such as air and ground transportation, banking, consumer products, digital technology, economics, financial services, government and international affairs, insurance, investments, international trade and manufacturing.

The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

                       CERTAIN INFORMATION ABOUT NOMINEES

EDWARD H. BUDD was Chairman of the Board and Chief Executive Officer of The Travelers Corporation from 1982 until his retirement in 1993, and was an executive officer of that company from 1974 through 1993. He has been a director of Delta since 1985. Mr. Budd is also a director of Verizon Communications. He is a member of the American Academy of Actuaries and The Business Council, and a Trustee of Tufts University. Age 69.

GEORGE M.C. FISHER was Chairman of the Board of Eastman Kodak Company from 1993 until his retirement in December 2000, and served as its Chief Executive Officer from 1993 until December 1999. Before joining Eastman Kodak Company, Mr. Fisher was an executive officer of Motorola, Inc., serving as Chairman and Chief Executive Officer from 1990 through 1993, and Chief Executive Officer from 1988 to 1990. He has been a director of Delta since 1999. Mr. Fisher is also a director of Eli Lilly & Company and General Motors Corporation. He is Chairman of the National Academy of Engineering, a member of the President's Advisory Committee for Trade Policy & Negotiations, and a member of The Business Council. Age 62.

DAVID R. GOODE has been Chairman of the Board, President and Chief Executive Officer of Norfolk Southern Corporation since 1992, and an executive officer of that company since 1985. He has been a director of Delta since 1999. Mr. Goode is also a director of Caterpillar, Inc., Georgia-Pacific Corporation, Norfolk Southern Railway Company and Texas Instruments, Incorporated. He is a member of The Business Council and The Business Roundtable. Age 62.

GERALD GRINSTEIN was non-executive Chairman of the Board of Agilent Technologies, Inc. from August 1999 until November 2002. He serves as a strategic advisor to Madrona Venture Fund, a Seattle-based venture fund, and is a principal of Madrona Investment Group, L.L.C., a Seattle-based investment company. He served as non-executive Chairman of Delta's Board of Directors from August 1997 until October 1999. Mr. Grinstein was Chairman of Burlington Northern Santa Fe Corporation (successor to Burlington Northern Inc.) from September 1995 until his retirement in December 1995; an executive officer of Burlington Northern Inc. and certain affiliated companies from April 1987 through September 1995; and Chief Executive Officer of Western Air Lines, Inc. from 1985 through March 1987. He has been a director of Delta since 1987. He is also a director of Agilent Technologies, Inc., PACCAR Inc., The Pittston Company and Vans, Inc. Age 70.

JAMES M. KILTS has been Chairman of the Board of The Gillette Company since January 2001, and has served as its Chief Executive Officer since February 2001. He was President and Chief Executive Officer of Nabisco Group Holdings Corp. from December 1999 until it was acquired in December 2000 by Philip Morris Companies. Mr. Kilts was President and Chief Executive Officer of Nabisco Holdings Corp. and Nabisco Inc. from January 1998 to December 1999. He was an Executive Vice President, Worldwide Food of Philip Morris, from 1994 to

1997, and served as President of Kraft from 1989 to 1994. He has been a director of Delta since October 2002. Mr. Kilts is a director of The May Department Stores Company and Whirlpool Corporation. He serves on the Board of Trustees of Knox College, and is Chairman of the Advisory Council of the University of Chicago Graduate School of Business, a director of International Executive Service Corps, and Vice Chairman of the Grocery Manufacturers of America. Age 55.

LEO F. MULLIN has been Chairman of Delta's Board of Directors since October 1999, and has served as Delta's Chief Executive Officer since August 1997. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to August 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company's President and Chief Operating Officer from 1993 to 1995. He has been a director of Delta since 1997. Mr. Mullin is also a director of BellSouth Corporation and Johnson & Johnson. He is a member of the Board of the Air Transport Association of America and past Chairman of the International Air Transport Association. He is also a member of The Business Council and The Business Roundtable. Age 60.

JOHN F. SMITH, JR. has been Chairman of the Board of Directors of General Motors Corporation since 1996, and served as its Chief Executive Officer from November 1992 until June 2000. He was also President of General Motors Corporation from April 1992 until October 1998, and President and Chief Operating Officer from April 1992 until November 1992. He has been a director of Delta since 2000. Mr. Smith is also a director of Hughes Electronics Corporation and The Procter & Gamble Company. He is a member of the Board of The Nature Conservancy. Mr. Smith is also a member of The Business Council and the U.S.-Japan Business Council. Age 65.

JOAN E. SPERO has been President of the Doris Duke Charitable Foundation since 1997. She was U.S. Undersecretary of State for Economic, Business & Agricultural Affairs from 1993 through 1996, and an executive of American Express Company from 1981 through 1993. She has been a director of Delta since January 2002. Ms. Spero is also a director of First Data Corporation. She is a trustee of the Brookings Institution, Columbia University, the Council on Foreign Relations and the Wisconsin Alumni Research Foundation. Age 58.

ANDREW J. YOUNG has been Chairman of the Board and a senior partner of GoodWorks International, Inc. since January 1997. He was Vice Chairman of Law Companies Group, Inc. from 1993 to January 1997, and Chairman of Law Companies International Group, Inc. from 1990 to 1993. Mr. Young was Mayor of the City of Atlanta, Georgia from 1982 to 1990; United States Ambassador to the United Nations from 1977 to 1979; and a member of the House of Representatives of the United States Congress from 1973 to 1977. He has been a director of Delta since 1994. Mr. Young is also a director of Archer Daniels Midland Company, Cox Communications, Inc. and Thomas Nelson, Inc. He is Chairman of the Southern Africa Enterprise Development Fund, and a director of the Atlanta Market Center and the Martin Luther King, Jr. Center. He was Co-Chairman of the Atlanta Committee for the Olympic Games and a member of the Board of the United States Olympic Committee. Age 71.

                  THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors holds regular meetings four times a year, schedules special meetings when required and regularly meets in executive session without management. These executive sessions are chaired by Mr. Grinstein in his role as Chairman of the Executive Committee. The Board and its committees also meet informally from time to time. During 2002, the Board held a total of nine meetings. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he or she served.

The Board of Directors believes that sound corporate governance practices provide an important framework in assisting the Board to discharge its responsibilities. Accordingly, the Board has adopted corporate governance principles relating to its functions, structure and operations. These principles are available on Delta's website at:
www.delta.com/inside/investors/corp_info/
corp_governance/corp_principles/index.jsp.

The Board is reviewing the corporate governance principles in light of the rules recently adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act and the proposed corporate governance listing standards issued by the New York Stock Exchange.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

AUDIT COMMITTEE

The Audit Committee's responsibilities include:

     - assisting the Board in its oversight of Delta's financial statements and the independent audit of those statements;

     - recommending to the Board the independent auditors and assisting the Board in evaluating the independent auditors; and

     - assisting the Board in its oversight of Delta's accounting and financial reporting principles and policies and internal controls and procedures.

The Audit Committee members are George M.C. Fisher, Chairman, Joan E. Spero and Andrew J. Young. This committee met seven times during 2002.

BENEFIT FUNDS INVESTMENT COMMITTEE

The Benefit Funds Investment Committee acts as the fiduciary for managing the investment policies and assets of certain of Delta's benefit plans.

The Benefit Funds Investment Committee members are Andrew J. Young, Chairman, John F. Smith, Jr. and Joan E. Spero. This committee met three times during 2002.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee's responsibilities include:

     - serving as a nominating committee that:

        - recommends candidates for election as directors; and

        - considers shareowner nominations of candidates for election as directors (see page 50 for the process shareowners may use to submit nominations).

     - serving as a corporate governance committee that reviews and makes recommendations to the Board concerning:

        - qualifications and eligibility requirements for Board members;

        - the Board's composition, organization and processes;

        - the type, function, size and membership of Board committees;

        - evaluation of the Board;

        - Board compensation; and

        - other corporate governance issues.

The Corporate Governance Committee members are John F. Smith, Jr., Chairman, Gerald Grinstein, and Andrew J. Young. This committee met three times during 2002.

CORPORATE STRATEGY COMMITTEE

The Corporate Strategy Committee reviews Delta's long-term strategic goals, objectives and plans, and makes recommendations to management and the Board of Directors on these subjects.

The Corporate Strategy Committee members are Gerald Grinstein, Chairman, Edward
H. Budd, David R. Goode and George M.C. Fisher. This committee did not meet during 2002 because the Board of Directors regularly discussed Delta's strategies at meetings of the full Board.

EXECUTIVE COMMITTEE

The Executive Committee exercises certain powers of the Board of Directors between Board meetings.

The Executive Committee members are Gerald Grinstein, Chairman, Edward H. Budd, George M.C. Fisher, David R. Goode, John F. Smith, Jr. and Andrew J. Young. This committee did not meet during 2002.

FINANCE COMMITTEE

The Finance Committee reviews Delta's financial planning and financial structure, funds requirements, and borrowing and dividend policies.

The Finance Committee members are David R. Goode, Chairman, Edward H. Budd, George M.C. Fisher and Gerald Grinstein. This committee met four times during 2002.

PERSONNEL & COMPENSATION COMMITTEE

The Personnel & Compensation Committee's responsibilities include:

     - reviewing and recommending to the Board:

        - the election of Delta's officers;

        - the compensation for and evaluation of the Chief Executive Officer;

        - management succession planning; and

        - the overall policy of Delta's benefit plans for non-executive personnel.

     - setting the salaries for officers above the level of Senior Vice President except the Chief Executive Officer; and

     - administering Delta's 2000 Performance Compensation Plan.

The Personnel & Compensation Committee members are Edward H. Budd, Chairman, George M.C. Fisher, David R. Goode and Gerald Grinstein. This committee met seven times during 2002.

                           COMPENSATION OF DIRECTORS

ANNUAL RETAINER, MEETING FEES AND TRANSPORTATION PRIVILEGES

Directors who are not employees of Delta receive an annual retainer of $25,000, $5,000 of which is paid in shares of Common Stock; $1,000 for each Board and Committee meeting attended; reimbursement for expenses in attending meetings; and complimentary transportation privileges on Delta for themselves and their spouses. The Chairman of each Committee also receives an annual retainer of $7,500. Directors who are employees of Delta are not separately compensated for their service as a director.

Non-employee directors may elect to receive all or a portion of their cash compensation earned as a director in shares of Common Stock. Non-employee directors may also defer their cash compensation to a date they specify, and choose an investment return on the deferred amount from among the investment return choices available under the Delta Family-Care Savings Plan, including the Delta Common Stock Fund which is invested primarily in Common Stock. For information about the Delta Family-Care Savings Plan, please see pages 3 through 4 of this proxy statement.

ANNUAL STOCK OPTION GRANT

Non-employee directors receive an annual award of non-qualified stock options which in prior years had a Black-Scholes value of $40,000 on the grant date. In 2002, however, the Board determined it was appropriate to grant each non-employee director a stock option to purchase the same number of shares as the stock option granted to each eligible director in 2001, even though this reduced the value of that annual award to approximately $16,100.

During 2002, each non-employee director received a stock option to purchase 3,355 shares of Common Stock at a price of $10.53 per share, the closing price of the Common Stock on the New York Stock Exchange on the grant date. These stock options generally become exercisable with respect to 25% of the covered shares on each of the first four anniversaries of the grant date, and expire on the tenth anniversary of the grant date. Upon the occurrence of a Change in Control (as defined), the stock options immediately vest for their remaining terms.

OTHER COMPENSATION

Non-employee directors who first join the Board after January 1, 2003 will receive $10,000 of Common Stock when they are initially elected.

Non-employee directors who first join the Board after October 24, 1996 also receive a deferred payment of $6,300 during each year in which they serve as a director. The deferred amount earns an investment return equivalent to the investment return on the Delta Common Stock Fund, and will be paid to directors after they complete their Board service.

Directors who first joined the Board on or before October 24, 1996, and who retire from the Board, may be elected advisory directors for a term which varies depending on the director's term of Board service and age at retirement. Advisory directors receive an annual retainer equal to the annual retainer paid to non-employee directors at the time of their retirement. On October 24, 1996, the Board discontinued the advisory director program for all future directors who were not members of the Board on that date.

Non-employee directors who retire from the Board at or after age 68 with at least five years of service as a director, directors who serve until their mandatory retirement date, and lifetime advisory directors, receive during their lives complimentary transportation privileges on Delta for themselves and their spouses.

CHARITABLE CONTRIBUTION PROGRAM

Delta's charitable contribution program permits eligible directors to recommend up to five tax-exempt organizations to receive donations totaling $1 million after the director's death. Donations are made by a charitable foundation funded by Delta. Recommended beneficiaries are subject to the approval of the Corporate Governance Committee. In the event of a Change in Control (as defined) of Delta, the program may not be amended or terminated, and Delta will be required to purchase and place in trust insurance policies to fund the recommended donations. On July 28, 1994, the Board discontinued this program for all future directors who were not members of the Board on that date.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Personnel & Compensation Committee are Mr. Budd, who serves as Chairman, and Messrs. Fisher, Goode and Grinstein. Mr. Grinstein was an executive officer of Western Air Lines, Inc. from 1985 through March 1987. Western became a wholly owned subsidiary of Delta on December 18, 1986, and was merged into Delta on April 1, 1987.

                       BENEFICIAL OWNERSHIP OF SECURITIES

               BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

The following table sets forth the holdings of the only persons known to Delta to beneficially own more than five percent of any class of Delta's outstanding voting securities.

                                                           AMOUNT AND NATURE        PERCENT OF
NAME AND ADDRESS                                             OF BENEFICIAL           CLASS ON
OF BENEFICIAL OWNER                    TITLE OF CLASS          OWNERSHIP         FEBRUARY 28, 2003
PRIMECAP Management Company         Common Stock              15,428,733(1)             12.5%
225 South Lake Ave., Suite 400
Pasadena, CA 91101-3005

FMR Corporation                     Common Stock               9,012,973(2)              7.3%
82 Devonshire Street
Boston, MA 02109

Fidelity Management Trust Company   ESOP Preferred Stock       6,025,253(3)            100.0%
82 Devonshire Street                Common Stock              15,475,363(3)             12.5%
Boston, MA 02109

(1) Based on a Schedule 13F filed February 14, 2003, in which PRIMECAP Management Company ("PRIMECAP") reported that, as of December 31, 2002, it had sole voting power over 2,550,893 of such shares, shared voting power over none of such shares and sole investment discretion over all 15,428,733 of such shares. PRIMECAP has informed Delta that, at December 31, 2002, 9,464,700 of such shares were held by the Vanguard PRIMECAP Fund, which is managed by PRIMECAP. In Amendment No. 5 to its Schedule 13G filed February 24, 2003, the Vanguard PRIMECAP Fund, 100 Vanguard Blvd., Malvern, PA 19355, reported that it had sole voting power over all 9,464,700 of such shares, shared voting power over none of such shares, and neither sole nor shared dispositive power over any of such shares.

(2) Based on Amendment No. 3 to Schedule 13G filed February 13, 2003, in which FMR Corp. and certain affiliates reported that, as of December 31, 2002, FMR Corp. and certain affiliates had sole voting power over 535,723 of such shares, shared voting power over none of such shares and sole dispositive power over all 9,012,973 of such shares.

(3) These shares are held by Fidelity Management Trust Company as trustee of the Delta Family-Care Savings Plan. See pages 3 through 4 of this proxy statement for information about the Savings Plan.

            DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of Delta Common Stock and, if applicable, ESOP Preferred Stock beneficially owned as of February 28, 2003, by each director and director-nominee, each executive officer listed in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

                                                             AMOUNT AND NATURE OF
      NAME OF BENEFICIAL OWNER           TITLE OF CLASS     BENEFICIAL OWNERSHIP(1)
Edward H. Budd                        Common Stock                    28,616(2)(3)
George M.C. Fisher                    Common Stock                    10,458(2)(4)
David R. Goode                        Common Stock                     5,247(2)(4)
Gerald Grinstein                      Common Stock                    10,271(2)(5)
James M. Kilts                        Common Stock                     2,400(4)
Leo F. Mullin                         Common Stock                 1,632,436(2)(6)
                                      ESOP Preferred Stock                23
John F. Smith, Jr.                    Common Stock                     6,786(2)(4)
Joan E. Spero                         Common Stock                     4,839(4)
Andrew J. Young                       Common Stock                    12,735(2)
Frederick W. Reid                     Common Stock                   454,337(2)
                                      ESOP Preferred Stock                60
M. Michele Burns                      Common Stock                   224,718(2)(7)
                                      ESOP Preferred Stock                44
Vicki B. Escarra                      Common Stock                   337,158(2)
                                      ESOP Preferred Stock               206
Robert L. Colman                      Common Stock                   391,125(2)
Directors and Executive Officers      Common Stock                 3,121,126(2)(3)(6)(7)
as a Group (13 Persons)               ESOP Preferred Stock               333

(1) The directors and executive officers as a group beneficially owned 2.5% of the outstanding shares of Common Stock. Other than Mr. Mullin, who beneficially owned 1.3% of the Common Stock, no person listed in the table beneficially owned 1% or more of the outstanding shares of Common Stock or ESOP Preferred Stock.

(2) Includes the following number of shares of Common Stock which the director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of February 28, 2003, or that will become exercisable within 60 days after that date:

      NAME       NUMBER OF SHARES       NAME       NUMBER OF SHARES
  Mr. Budd            5,415         Mr. Young           5,415
  Mr. Fisher          3,415         Mr. Reid           444,200
  Mr. Goode           3,415         Ms. Burns          199,675
  Mr. Grinstein       5,415         Ms. Escarra        314,675
  Mr. Mullin        1,580,700       Mr. Colman         360,375
  Mr. Smith           1,915         Total             2,924,615

(3) Includes 10,647 shares of Common Stock attributable to Mr. Budd due to his selection of the Delta Common Stock Fund investment return choice for deferred cash compensation earned as a director. See page 9 of this proxy statement for additional information regarding this program.

(4) Excludes the following number of shares of Common Stock attributable to the designated director due to the annual deferred payment of $6,300 under the deferred compensation arrangement for directors who first join the Board of Directors after October 24, 1996: Mr. Fisher -- 1,131 shares; Mr.
    Goode -- 580 shares; Mr. Kilts -- 599 shares; Mr. Smith -- 1,016 shares; and Ms. Spero -- 791 shares. The deferred amount earns an investment return equivalent to the investment return on the Delta Common Stock Fund, and will be paid to the directors after they complete their Board service. See page 9 of this proxy statement for additional information regarding this program.

(5) Excludes a total of 23,000 deferred shares of Common Stock which the Board of Directors granted to Mr. Grinstein in prior years in recognition of his special service to the Board and Delta as a director, and 274 additional deferred shares earned through the reinvestment of dividend equivalents on these shares. Mr. Grinstein may not vote or dispose of these shares until they are issued to him after he completes his Board service.

(6) Excludes restricted stock units covering 150,000 shares of Common Stock granted to Mr. Mullin on November 29, 2002 in connection with the five year renewal of his employment agreement. The award will vest only if Mr. Mullin remains at Delta until December 31, 2007 or an earlier Change in Control occurs. Mr. Mullin may not vote or dispose of the shares of Common Stock covered by the award until the award vests.

(7) Includes 7,246 shares of unvested restricted stock over which Ms. Burns had voting power, but not investment power, as of February 28, 2003.

                       PERSONNEL & COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Personnel & Compensation Committee of the Board of Directors consists entirely of non-employee directors who are independent of Delta. This report discusses the Committee's overall objectives in designing Delta's executive compensation program. It then provides the context for the Committee's executive compensation decisions in 2002 in view of the extraordinary circumstances Delta faced during the year. This report also reviews the Committee's compensation determinations in 2002 for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table on page 21 of this proxy statement.

OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The Committee's primary objective is to have an executive compensation program that attracts, motivates and retains talented executives to work for the long-term advantage of Delta's primary stakeholder groups -- shareowners, customers and employees. The Committee believes that an executive compensation program designed and administered with a clear and strong link to Delta's business strategy and long-term goals, and to shareowner returns, will accomplish this objective.

Consistent with this philosophy, the Committee has structured the executive compensation program to:

     - Sustain Delta's ability to attract and retain a group of highly qualified and experienced executives by providing a competitive total compensation package;

     - Provide Delta's executives with compensation opportunities tied to financial and operating goals and to the execution of Delta's near- and long-term business objectives;

     - Emphasize at-risk pay by tying a substantial portion of executives' compensation to results achieved; and

     - Closely link the long-term interests of Delta's executives to those of shareowners by having stock-based compensation comprise a significant portion of total pay opportunities.

Delta competes for executives with companies both inside and outside the airline industry. Accordingly, the Committee regularly compares Delta's total executive compensation program opportunities and components to those in place at other major U.S. airlines and at a cross-section of well-regarded companies in general industry. For this reason, the relevant market for pay comparisons is broader than the airline peer companies which comprise the industry index in the Stock Performance Graph shown elsewhere in this proxy statement. The Committee has retained an executive compensation consulting firm, which assists in evaluating and revising the executive compensation program.

CONTEXT FOR EXECUTIVE COMPENSATION ACTIONS IN 2002

The September 11, 2001 terrorist attacks have caused unprecedented financial and operational challenges for the airline industry. While many sectors of the nation's economy were adversely impacted by those events, airlines were disproportionately affected, as traffic and revenues declined dramatically and aviation security costs and war and terrorism risk insurance premiums increased significantly. These challenges continued throughout 2002 as some airlines approached -- and, in the case of two major carriers, entered -- bankruptcy.

In this context, the Committee concluded that its first priority must be to maintain a highly qualified management team capable of responding effectively to the extraordinary challenges facing Delta and the airline industry. Moreover, the Committee recognized that these challenges would likely continue for some time. This would make it difficult to retain key members of management who could be recruited by companies in other industries offering opportunities involving less risk and greater compensation. Therefore, in order to strengthen Delta's ability to retain the existing management team, the Committee took the actions discussed below.

SPECIAL RETENTION PROGRAM

In January 2002, the Committee adopted a special retention program ("2002 Retention Program") to assist Delta in retaining key members of management. Each participant in this program, including the persons named in the Summary Compensation Table, received a contingent cash retention award tied to his or her then current base salary. Subject to remaining employed by Delta throughout 2003 and 2004, respectively, participants will receive 33% of their awards in January 2004 and the remaining 67% in January 2005. If Delta's EBITDAR Margin for the two-year period ending December 31, 2003 is at or above the median of a designated airline peer group, the second payment will be accelerated to early 2004 for participants who remain employed by Delta throughout 2003. The Committee selected EBITDAR Margin as an appropriate measure in this context because it is an indicator of an airline's efficiency in generating cash flow from revenues, and is widely used to compare the performance of different companies.

For additional information about the 2002 Retention Program, please see "Long-Term Incentive Plans -- Awards in Last Fiscal Year" on page 24 of this proxy statement.

FUNDING DELTA'S NON-QUALIFIED RETIREMENT PLAN

The security of retirement benefits is an important concern of employees at all levels. This concern is addressed for the large majority of Delta's employees through funded pension plans that are qualified under the Internal Revenue Code ("IRC"). The IRC limits the benefits that can be paid from a qualified retirement plan. These limits do not affect most employees. For higher paid employees, including most officers, however, the IRC limits result in a significant portion of their retirement benefits being paid under an unfunded, non-qualified retirement plan. Unlike a qualified plan, benefits from an unfunded non-qualified plan could be completely lost if the company files for bankruptcy.

The events of September 11, 2001 demonstrated that unprecedented actions outside Delta's control could result in the complete loss of these earned retirement benefits. Delta's business plans reduce this risk by cutting costs, preserving liquidity, and improving revenue. Nevertheless, the business environment presents ongoing risks and creates a significant concern for retention of management personnel.

Therefore, in January 2002, the Committee approved funding of trusts to secure the after-tax non-qualified retirement benefits of 33 management personnel, including the persons named in the Summary Compensation Table. The contributions made in 2002 secured 60% of the present value of each participant's after-tax non-qualified retirement benefits earned through December 31, 2001, and also included an amount sufficient to pay all taxes resulting from these contributions. To further enhance the retention value of this program, funding of the balance of the present value of the then earned non-qualified retirement benefit will occur in 2003 and 2004 for participants who remain active employees of Delta. These actions are not designed to increase the retirement benefits payable to these employees, but rather to provide security for the payment of already earned retirement benefits under the non-qualified plan. Contributions to these trusts after 2004 are subject to the Committee's discretion.

For additional information about this subject, please see "Supplemental Executive Retirement Plans" on pages 25 through 26 of this proxy statement.

RENEWAL OF MR. MULLIN'S EMPLOYMENT AGREEMENT

Mr. Mullin has made many contributions to Delta's progress since joining Delta in 1997. Moreover, his strong leadership and vision have been essential in steering Delta through the considerable difficulties the airline industry has faced since September 11, 2001. Due to the industry's ongoing challenges as well as Mr. Mullin's key role in leading Delta's management team, the Board of Directors and the Committee are highly committed to retaining Mr. Mullin's services. Consequently, the Board and the Committee are pleased that, on November 29, 2002, Delta and Mr. Mullin entered into a renewal of Mr. Mullin's employment agreement pursuant to which Mr. Mullin has agreed to serve as Delta's Chief Executive Officer through December 31, 2007. The renewed agreement is designed to retain Mr. Mullin for the entire employment period. Therefore, Mr. Mullin will realize benefits from stock-based awards granted under the agreement only if he remains at Delta until December 31, 2007 or an earlier Change in Control occurs. The value of these benefits depends solely upon Delta's long-term stock performance.

For additional information regarding the renewal of Mr. Mullin's employment agreement, please see "Employment Agreements with Executive Officers" on pages 28 through 29 of this proxy statement.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

In 2002, Delta continued to provide executive compensation opportunities through:

     - Base Salary;

     - Annual Incentives; and

     - Long-term Incentives.

The Committee emphasizes performance-based programs, the value of which depends in large part upon Delta's stock performance. Each of these components, including the Committee's actions in 2002, is discussed below.

BASE SALARY

Base salary is a key element of Delta's executive compensation program. Consistent with the Committee's emphasis on closely linking executive pay with Delta's results, salary represents a smaller component of an executive officer's total compensation than either the annual or the long-term incentive compensation opportunities discussed below.

The Committee approves salaries for executive officers other than the Chief Executive Officer, and recommends the Chief Executive Officer's salary to the Board of Directors for its approval. The Committee establishes salaries for executive officers at levels that are comparable to similar executive positions at other major U.S. airlines and the broader comparator group described above. Specifically, salaries for executive officers are targeted at the 50th percentile of the comparative market. Actual salary levels are based on a combination of factors that includes the executive's performance, responsibilities and experience as well as Delta's circumstances.

In the 2002 business environment, the Committee concluded that there should be no salary increase for executive officers except to recognize increased responsibilities. Consistent with this determination, the Committee raised Ms. Burns' base salary to reflect her increased responsibilities in her key role as Chief Financial Officer. No other executive officer received a salary increase in 2002.

In early 2003, the Board of Directors accepted management's recommendation to reduce the base salaries for all officers for an indefinite period. Accordingly, effective March 1, 2003, the salaries for Messrs. Mullin and Reid were reduced 10%, and the salaries of all other officers were reduced 8%. These reductions demonstrate the commitment of the officer team to share the burden of Delta's cost reduction goals.

ANNUAL INCENTIVES

The annual incentive component of the executive compensation program links pay and performance by providing a cash compensation opportunity to participants based on Delta's achieving annual performance goals that are established by the Committee consistent with the business plan. The Committee adjusts these award opportunities periodically based on competitive data provided by its executive compensation consulting firm. Delta's target for total annual cash compensation (base salary plus annual incentive) for executive officers is at the 55th percentile of the market.

In January 2002, the Committee established the annual incentive opportunities for 2002 based on Delta's achieving specific financial goals, effectiveness and efficiency objectives and key initiatives that were specifically linked to the difficult business environment. The Committee placed particular emphasis on Delta's free cash flow and its EBITDAR Margin ranking relative to Delta's major competitors. The effectiveness and efficiency objectives and key initiatives focused on other significant areas such as safety, customer service, cost controls, low fare competition, the aircraft fleet and human resources, including diversity and labor relations.

To strengthen the retention elements of the annual incentive program in light of the serious impact of the events of September 11, 2001 on Delta and the airline industry, the Committee decided in January 2002 that eligible participants would receive a minimum payout at the threshold level (50% of the target award), with one-half of that amount to be paid in July 2002 and the balance in January 2003. In designing this approach to the annual incentive for 2002, the Committee recognized that, consistent with management's recommendation, no annual incentive awards had been paid for 2001 even though the Committee believes management responded exceedingly well to the many challenges Delta faced in 2001.

Overall, during 2002, Delta exceeded the established performance targets, despite a deteriorating business environment. The Committee believes that achievement of these goals enabled Delta to outperform most of its competitors. Accordingly, in January 2003, the Committee approved payments to participants in the annual incentive program in accordance with the terms established at the beginning of 2002.

LONG-TERM INCENTIVES

The potential value of long-term incentive opportunities comprises the largest portion (65% or more) of the targeted total compensation package for executive officers. The Committee believes this approach to total compensation opportunities provides the appropriate focus for those executives who are charged with the greatest responsibility for managing Delta and achieving success for Delta's stakeholders. Specific long-term incentive award guidelines vary by level of responsibility. Awards are made under a plan that permits the Committee to grant stock options, restricted stock, other stock-based awards and cash. Award types vary from year to year at the Committee's discretion.

During 2002, the Committee continued to apply its long-term incentive plans by:

     - granting non-qualified stock options to officers and selected other employees in January 2002;

     - granting other long-term incentive awards to officers in July 2002. At the end of the performance cycle on December 31, 2004, participants may earn nothing, or a payout in cash and shares of Delta Common Stock ranging from 50% to 250% of the target award, based on Delta's cash flow return on investment relative to a designated peer group of U.S. airlines; and

     - approving the payout of awards earned from previously granted target awards of performance-based stock units following the close of the three-year performance cycle that ended on June 30, 2002. These awards, which were paid in shares of Delta Common Stock, were based on Delta's ranking relative to its peer domestic airlines with respect to specified performance measures.

The Committee uses the Black Scholes option pricing model to determine the number of stock options granted to participants. In making stock option and other long-term incentive awards, the Committee may apply its judgment to adjust the size of an award based on individual performance, contribution to Delta's success and other factors.

In October 2002, the Committee was considering whether Delta should conduct a stock option exchange program for eligible employees. To preserve Delta's flexibility to conduct this program in 2003 in accordance with applicable accounting rules, and to provide executives with incentive and retention value lacking in outstanding stock options that were severely underwater, the Committee accelerated the annual award of stock options that normally would have occurred in January 2003. The Board of Directors recently adopted, subject to shareowner approval, amendments to Delta's management and broad-based employee equity compensation plans to authorize a stock option exchange program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

During 2002, Mr. Mullin's base salary continued to be $795,000, the level established on August 1, 2000. Mr. Mullin decided to forego his salary from October 1, 2001 through December 31, 2001 to emphasize the need for Delta to reduce its costs after the events of September 11, 2001, and in recognition of the sacrifices made by Delta employees during that period. Like other members of management, Mr. Mullin did not receive any payment under the annual incentive program for 2001. Effective March 1, 2003, Mr. Mullin reduced his salary by 10% for an indefinite period to demonstrate his commitment to share the burden of Delta's cost reduction goals.

During 2002, following its normal practice, the Committee awarded Mr. Mullin non-qualified stock options covering 275,000 shares of Delta Common Stock. The Committee also granted Mr. Mullin a long-term incentive target award of 112,900 shares of Delta Common Stock and $1.9 million in cash; the payout, if any, from this award will occur in 2005 based on Delta's performance during the period beginning July 1, 2002 and ending December 31, 2004. As discussed above, in October 2002, the Committee accelerated the annual award of stock options that normally would have occurred in January 2003. At that time, the Committee awarded Mr. Mullin's non-qualified stock options covering 238,000 shares of Delta Common Stock.

Each of the awards outlined in the previous paragraph was made under the programs described above which are applicable to other executive officers. In determining the size of Mr. Mullin's awards, the Committee considered the pay practices of other major U.S. airlines and the general industry companies described earlier in this report, and other factors mentioned above, as well as Mr. Mullin's performance and his contributions to Delta's overall results.

Following the close of the three-year performance cycle that ended on June 30, 2002, the Committee approved the payout of the award earned by Mr. Mullin from the target award of performance-based stock units granted to him in 1999. Based on Delta's performance, Mr. Mullin received 23,400 shares of Delta Common Stock.

The Committee awarded Mr. Mullin an annual incentive compensation award of $1,401,188 based on Delta's performance in 2002 as measured against the goals established by the Committee. The Committee believes that, in the aftermath of September 11, 2001 and throughout 2002, Mr. Mullin distinguished Delta and himself in demonstrating strong leadership in an industry faced with unprecedented challenges.

As discussed earlier, on November 29, 2002, Delta and Mr. Mullin entered into a renewal of Mr. Mullin's employment agreement covering his continued employment with Delta through December 31, 2007. For additional information about this agreement, please see "Employment Agreements with Executive Officers" on pages 28 through 29 of this proxy statement.

CHIEF EXECUTIVE OFFICER PERFORMANCE EVALUATION

During 2002, the Board of Directors continued the formal process by which this Committee conducts an annual evaluation of the Chief Executive Officer's performance that involves a written assessment from all directors. The evaluation reviews the Chief Executive Officer's performance in areas such as strategic planning, financial matters, leadership, management succession and development, human resources and government and community relations. The Committee discussed the results of this evaluation with the Board in January 2003.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

Section 162(m) of the Internal Revenue Code generally limits to $1 million the annual corporate federal income tax deduction for compensation paid by a public company to its chief executive officer or any of its four other highest paid officers. The $1 million limit does not apply to "performance based compensation," as defined in the rules adopted under Section 162(m). The Committee has carefully considered Delta's executive compensation program in light of the applicable rules, and believes that compliance with those rules generally is in Delta's best interests. Accordingly, the material terms of the plan under which both the annual and long-term incentive awards are provided have been approved by Delta's shareowners. The Committee may make exceptions to this practice when it determines that doing so will better support Delta's compensation policies or its business strategy and long-term goals. During 2002, as part of its management retention efforts, the Committee exercised this discretion with respect to certain executive compensation actions.

Respectfully submitted,

THE PERSONNEL & COMPENSATION COMMITTEE

Edward H. Budd, Chairman
George M.C. Fisher
David R. Goode
Gerald Grinstein

                             EXECUTIVE COMPENSATION

                  INFORMATION ABOUT SUMMARY COMPENSATION TABLE

The Summary Compensation Table contains information about the compensation earned by Delta's Chief Executive Officer and its four other most highly compensated executive officers during 2002. A discussion of certain aspects of the Summary Compensation Table follows. Additional information is included in the footnotes to the Summary Compensation Table.

Salary. The Board of Directors set Mr. Mullin's annual salary at $795,000 on August 1, 2000. Mr. Mullin has not received a salary increase since that date.

Mr. Mullin decided to forego his salary from October 1, 2001 through December 31, 2001 to emphasize the need for Delta to reduce its costs following the events of September 11, 2001, and in recognition of the sacrifices made by Delta employees during that period. This action reduced Mr. Mullin's salary by $198,750 during 2001.

During 2002, the Personnel & Compensation Committee increased Ms. Burns' salary to reflect her increased responsibilities in her key role as Chief Financial Officer. No other executive officer received a salary increase during 2002.

In early 2003, the Board of Directors accepted management's recommendation to reduce the salaries of all officers for an indefinite period. Accordingly, effective March 1, 2003, the salaries of Messrs. Mullin and Reid were reduced 10%, and the salaries of all other officers were reduced 8%. These reductions demonstrate the commitment of the officer team to share the burden of Delta's cost reduction goals.

Bonus. Delta's annual incentive program links pay and performance by providing a cash compensation opportunity based on Delta's achieving performance goals that are established by the Personnel & Compensation Committee consistent with the business plan. The Bonus column in the Summary Compensation Table reports the amounts paid under this program for the specified period.

The amounts reported in the Bonus column for 2002 are based on Delta's achieving annual financial goals, effectiveness and efficiency objectives and key initiatives that were specifically linked to the difficult business environment.

Consistent with management's recommendation, Delta did not pay incentive compensation in 2001 due to the serious impact of the events of September 11, 2001 on Delta and the airline industry. The Personnel & Compensation Committee accepted this recommendation even though it believes management responded exceedingly well to the many challenges Delta faced in 2001.

Restricted Stock Award. On November 29, 2002, Delta and Mr. Mullin entered into a five year renewal of Mr. Mullin's employment agreement. In consideration for Mr. Mullin's entering into this agreement, the Personnel & Compensation Committee granted Mr. Mullin restricted stock units covering 150,000 shares of Common Stock. This award is designed to create a strong incentive for Mr. Mullin to remain as Chief Executive Officer through the entire five year renewal period and to further align Mr. Mullin's interests with those of Delta's shareowners. The award will vest only if Mr. Mullin remains at Delta until December 31, 2007 or an earlier Change in Control occurs. The restricted stock units will be forfeited if Mr. Mullin's employment with Delta terminates prior to the vesting of the award.

Securities Underlying Options/SARS. In January 2002, following its normal practice, the Personnel & Compensation Committee awarded non-qualified stock options to officers, including the persons named in the Summary Compensation Table, and selected other employees.

In October 2002, the Committee accelerated the annual award of non-qualified stock options that normally would have occurred in January 2003. Accordingly, officers, including the persons named in the Summary Compensation Table, and selected other employees received a stock option award in October 2002. As discussed in its Report on Executive Compensation in this proxy statement, the Committee accelerated these awards to preserve Delta's flexibility to conduct a stock option exchange program in 2003 in accordance with applicable accounting rules, and to provide Delta executives with incentive and retention value lacking in outstanding stock options that were severely underwater.

On November 29, 2002, the Committee granted Mr. Mullin non-qualified stock options covering 450,000 shares of Common Stock in consideration of Mr. Mullin's entering into a renewal of his employment agreement with Delta. These stock options become exercisable only if Mr. Mullin remains at Delta until December 31, 2007 or an earlier Change in Control occurs, and are designed to create a strong incentive for Mr. Mullin to remain as Delta's Chief Executive Officer through the end of 2007 and to further align Mr. Mullin's interests with those of Delta's shareowners.

See the "Option Grants in Last Fiscal Year" table, below, for details regarding each of these grants.

LTIP Payouts. The LTIP Payouts column in the Summary Compensation Table reports the amounts earned from previously granted target awards of performance-based stock units. These payouts were (1) based on Delta's ranking relative to peer domestic airlines with respect to specified performance measures during particular three-year periods; and (2) made in shares of Common Stock. The amount shown for each individual for a particular year is equal to the number of shares of Common Stock received in that year multiplied by the fair market value of one share of Common Stock on the date the payout was approved by the Personnel & Compensation Committee.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM COMPENSATION
                                                              ANNUAL COMPENSATION                    AWARDS
                                                                                OTHER       RESTRICTED    SECURITIES     PAYOUTS
                                                                                ANNUAL        STOCK       UNDERLYING      LTIP
                                                       SALARY      BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS    PAYOUTS
NAME AND PRINCIPAL POSITION          YEAR(1)             ($)      ($)(2)        ($)(3)        ($)(4)        (#)(5)       ($)(6)
Leo F. Mullin                    Year ended 12/31/02   795,000   1,401,188      11,165      2,025,000      963,000        456,066
 Chairman of the Board           Year ended 12/31/01   596,250           0       7,817              0      200,000      1,575,144
 and Chief Executive         6 months ended 12/31/00   393,750     450,000       7,418              0      225,000              0
 Officer                          Year ended 6/30/00   745,833   1,400,000      66,629              0      650,000              0
Frederick W. Reid                Year ended 12/31/02   700,000   1,233,750      44,439              0      250,300        157,869
 President and Chief             Year ended 12/31/01   655,000           0      62,310              0      113,200        607,212
 Operating Officer           6 months ended 12/31/00   280,417     217,500       5,317              0       47,400              0
                                  Year ended 6/30/00   536,667     570,000     117,848              0       34,600              0
M. Michele Burns                 Year ended 12/31/02   560,000     846,000      12,790              0      182,600         63,148
 Executive Vice President        Year ended 12/31/01   530,000           0       5,187              0       74,000        192,384
 and Chief Financial         6 months ended 12/31/00   249,375     196,400       4,485              0       27,200              0
 Officer(8)
Vicki B. Escarra                 Year ended 12/31/02   540,000     761,400      11,373              0      172,900        138,574
 Executive Vice                  Year ended 12/31/01   511,667           0       4,961              0       70,400        529,056
 President and Chief         6 months ended 12/31/00   222,917     175,200       4,057              0       41,300              0
 Marketing Officer                Year ended 6/30/00   394,583     420,000       4,039              0       30,100              0
Robert L. Colman                 Year ended 12/31/02   440,000     542,850       5,101              0      114,700        138,574
 Executive Vice                  Year ended 12/31/01   440,000           0       4,326              0       35,400        486,972
 President --                6 months ended 12/31/00   215,000     169,400       4,121              0       40,700              0
 Human Resources                  Year ended 6/30/00   415,000     430,000       4,248              0       30,100              0


                             ALL OTHER
                              COMPEN-
                              SATION
NAME AND PRINCIPAL POSITION   ($)(7)
Leo F. Mullin                  73,669
 Chairman of the Board         10,858
 and Chief Executive            8,348
 Officer                        8,592
Frederick W. Reid             149,960
 President and Chief           72,115
 Operating Officer              9,384
                               70,629
M. Michele Burns               25,535
 Executive Vice President       7,776
 and Chief Financial            7,524
 Officer(8)
Vicki B. Escarra               54,880
 Executive Vice                 7,512
 President and Chief            7,965
 Marketing Officer              7,746
Robert L. Colman               39,594
 Executive Vice                 5,068
 President --                   4,638
 Human Resources                4,781

(1) Effective December 31, 2000, Delta changed its year end from June 30 to December 31. Accordingly, this table contains an extra line for the six-month transition period that began July 1, 2000 and ended December 31, 2000.

(2) Represents the incentive compensation award, if any, for services rendered during the specified period.

(3) Amounts for 2002 represent reimbursements for taxes related to (a) life insurance arrangements; and (b) flight benefits.

(4) In connection with the renewal of Mr. Mullin's employment agreement, on November 29, 2002, the Personnel & Compensation Committee granted Mr. Mullin 150,000 restricted stock units. The value of this award as shown in the table is based on the $13.50 closing price of the Common Stock on the New York Stock Exchange on the date the restricted stock units were granted to Mr. Mullin. Mr. Mullin will receive notional dividends on his restricted stock units to the same extent as dividends are paid on the Common Stock. The notional dividends are subject to the same vesting and forfeiture provisions as the restricted stock units.

    At December 31, 2002, Mr. Mullin held restricted stock units covering 150,000 shares of Common Stock valued at $1,815,000, and Ms. Burns held 8,129 shares of restricted stock valued at $98,361. These values are based on the $12.10 closing price of the Common Stock on the New York Stock Exchange on December 31, 2002.

(5) Represents the number of shares of Common Stock subject to stock options granted during the period. As explained above, the number of stock options granted in 2002 reflects (a) the annual grant in January 2002; (b) the acceleration to October 2002 of the annual grant that would have occurred in January 2003; and (c) in Mr. Mullin's case, the stock option award granted under his renewed employment agreement in November 2002. See the "Option Grants in Last Fiscal Year" table, below, for details regarding each of these grants.

(6) The amounts shown in the LTIP Payouts column for 2002 relate to Delta's performance during the period that began July 1, 1999 and ended June 30, 2002. These amounts are based on a Common Stock fair market value of $19.49 per share on August 23, 2002, the date the payout was approved by the Personnel & Compensation Committee.

    The amounts shown in the LTIP Payouts column for 2001 relate to Delta's performance during the period that began July 1, 1998 and ended June 30, 2001. These amounts are based on a Common Stock fair market value of $40.08 per share on August 24, 2001, the date the payout was approved by the Personnel & Compensation Committee.

(7) For 2002, this column is comprised of the following items:

                       SUPPLEMENTAL
                        GROUP LIFE      VALUE OF BENEFIT     SAVINGS PLAN
                        INSURANCE       OF SPLIT DOLLAR      CONTRIBUTIONS      OTHER
NAME                   PREMIUMS($)    LIFE INSURANCE($)(A)        ($)            ($)
Leo F. Mullin             4,579              64,115              3,975          1,000(b)
Frederick W. Reid         4,032              78,928              4,000         63,000(c)
M. Michele Burns          3,110              19,725              2,700              0
Vicki B. Escarra          3,110              47,770              4,000              0
Robert L. Colman          2,535              37,059                  0              0

    (a) Represents the total of the term portion of the premium and the actuarial value of the benefit of a split dollar life insurance arrangement. Delta has a secured right to receive, from any proceeds of the policy, reimbursement of all premiums paid prior to any payment to the beneficiary. Because of the enactment of the Sarbanes-Oxley Act, Delta will either terminate or amend these arrangements prior to the next scheduled premium payment date.

    (b) Represents legal fees paid on Mr. Mullin's behalf in connection with the preparation of his renewed employment agreement.

    (c) Represents the annual premium for an individual life insurance policy which, pursuant to an agreement entered into with Mr. Reid when he joined Delta, Delta agreed to pay through April 30, 2002.

(8) Ms. Burns became an executive officer of Delta during the six-month transition period ended December 31, 2000. Accordingly, information regarding her compensation for the year ended June 30, 2000 is not included.

                       OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth certain information regarding non-qualified stock options granted during 2002 to the persons named in the Summary Compensation Table. None of these grants included stock appreciation rights.

                                                                                               GRANT DATE
                                                       INDIVIDUAL GRANTS                          VALUE
                                    --------------------------------------------------------   -----------
                                     NUMBER OF
                                    SECURITIES      % OF TOTAL
                                    UNDERLYING    OPTIONS GRANTED   EXERCISE OR                GRANT DATE
                                      OPTIONS     TO EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
NAME                   GRANT DATE   GRANTED (#)     FISCAL YEAR      ($/SH)(1)       DATE      VALUE($)(2)
----                   ----------   -----------   ---------------   -----------   ----------   -----------
Leo F. Mullin          01/24/2002     275,000          3.26            32.02      01/23/2012    3,656,125
                       10/24/2002     238,000          2.82            10.53      10/23/2012    1,105,510
                       11/29/2002     450,000          5.33            13.50      11/28/2012    3,451,500
Frederick W. Reid      01/24/2002     123,400          1.46            32.02      01/23/2012    1,640,603
                       10/24/2002     126,900          1.50            10.53      10/23/2012      589,451
M. Michele Burns       01/24/2002      86,100          1.02            32.02      01/23/2012    1,144,700
                       10/24/2002      96,500          1.14            10.53      10/23/2012      448,243
Vicki B. Escarra       01/24/2002      86,100          1.02            32.02      01/23/2012    1,144,700
                       10/24/2002      86,800          1.03            10.53      10/23/2012      403,186
Robert L. Colman       01/24/2002      57,100          0.68            32.02      01/23/2012      759,145
                       10/24/2002      57,600          0.68            10.53      10/23/2012      267,552

(1) The exercise price is the closing price of the Common Stock on the New York Stock Exchange on the grant date. Subject to certain exceptions, the stock options granted on January 24, 2002 and October 24, 2002, become exercisable with respect to 50% of the covered shares on each of the first two anniversaries of the grant date.

    On November 29, 2002, the Personnel & Compensation Committee granted Mr. Mullin non-qualified stock options covering 450,000 shares of Common Stock in consideration of Mr. Mullin's entering into a renewal of his employment agreement with Delta. This award will become exercisable only if Mr. Mullin remains at Delta until December 31, 2007 or an earlier Change in Control occurs.

(2) The hypothetical grant date present value was determined using the Black-Scholes option pricing model and, consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," includes the following material assumptions and adjustments:

DATE OPTIONS GRANTED
  1/24/2002 BECOME      EXPECTED      INTEREST    VOLATILITY    DIVIDEND
    EXERCISABLE        OPTION TERM   RATE(%)(A)   RATE(%)(B)   YIELD(%)(C)
--------------------   -----------   ----------   ----------   -----------
     1/24/2003           6 years        4.65        33.124        0.31
     1/24/2004           7 years        4.79        32.516        0.31

DATE OPTIONS GRANTED
 10/24/2002 BECOME      EXPECTED      INTEREST    VOLATILITY    DIVIDEND
    EXERCISABLE        OPTION TERM   RATE(%)(A)   RATE(%)(B)   YIELD(%)(C)
--------------------   -----------   ----------   ----------   -----------
    10/24/2003           6 years        3.25        44.691        0.95
    10/24/2004           7 years        3.54        42.931        0.95

DATE OPTIONS GRANTED
 11/29/2002 BECOME      EXPECTED      INTEREST    VOLATILITY    DIVIDEND
    EXERCISABLE        OPTION TERM   RATE(%)(A)   RATE(%)(B)   YIELD(%)(C)
--------------------   -----------   ----------   ----------   -----------
    01/02/2008          10 years        4.05        46.363        0.74

(a) The interest rate represents the interest rate on a U.S. Treasury security on the grant date with a maturity date corresponding to the expected option term.

(b) The volatility rate is calculated using monthly Common Stock closing price and dividend information for the period equal to the expected option term that ended on the grant date.

(c) The dividend yield represents the Common Stock's current $0.10 per share annualized dividend divided by the fair market value of the Common Stock on the grant date.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

The following table sets forth certain information regarding the number and value of unexercised in-the-money stock options held at December 31, 2002 by the persons named in the Summary Compensation Table. None of the persons named in the Summary Compensation Table exercised any stock options during 2002. None of the options reported in this table include stock appreciation rights.

                                                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                         SHARES                      UNDERLYING UNEXERCISED          MONEY OPTIONS AT FY-
                       ACQUIRED ON      VALUE         OPTIONS AT FY-END(#)                 END($)(1)
NAME                   EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
Leo F. Mullin               0             0         1,393,200      1,763,000          0            373,660
Frederick W. Reid           0             0           371,700        448,800          0            199,233
M. Michele Burns            0             0           130,209        273,291          0            151,505
Vicki B. Escarra            0             0           262,775        301,925          0            136,276
Robert L. Colman            0             0           322,975        197,925          0             90,432

(1) Value of unexercised in-the-money stock options at December 31, 2002, is based on the $12.10 closing price of the Common Stock on the New York Stock Exchange on December 31, 2002.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The following table sets forth certain information regarding long-term incentive award opportunities granted during 2002 to the persons named in the Summary Compensation Table.

                                                   PERFORMANCE OR              ESTIMATED FUTURE PAYOUTS UNDER
                             NUMBER OF SHARES,      OTHER PERIOD                 NON-STOCK PRICE-BASED PLANS
                              UNITS OR OTHER      UNTIL MATURATION     THRESHOLD         TARGET            MAXIMUM
  NAME                           RIGHTS(#)           OR PAYOUT         (# OR $)         (# OR $)           (# OR $)
  Leo F. Mullin             $2,385,000(1)               (1)          $2,385,000      $2,385,000       $2,385,000
                            --------------------------------------------------------------------------------------------
                            112,900 shares              (2)          56,450 shares   112,900 shares   282,250 shares
                            and $1,889,000(2)                        and $944,500    and $1,889,000   and $4,722,500
  Frederick W. Reid         $1,925,000(1)               (1)          $1,925,000      $1,925,000       $1,925,000
                            --------------------------------------------------------------------------------------------

                            61,300 shares               (2)          30,650 shares   61,300 shares    153,250 shares
                            and $1,025,000(2)                        and $512,500    and $1,025,000   and $2,562,500
  M. Michele Burns          $1,350,000(1)               (1)          $1,350,000      $1,350,000       $1,350,000
                            --------------------------------------------------------------------------------------------

                            41,200 shares               (2)          20,600 shares   41,200 shares    103,000 shares
                            and $689,000(2)                          and $344,500    and $689,000     and $1,722,500
  Vicki B. Escarra          $1,350,000(1)               (1)          $1,350,000      $1,350,000       $1,350,000
                            --------------------------------------------------------------------------------------------

                            41,200 shares               (2)          20,600 shares   41,200 shares    103,000 shares
                            and $689,000(2)                          and $344,500    and $689,000     and $1,722,500
  Robert L. Colman          $1,100,000(1)               (1)          $1,100,000      $1,100,000       $1,100,000
                            --------------------------------------------------------------------------------------------

                            27,300 shares               (2)          13,650 shares   27,300 shares    68,250 shares
                            and $457,000(2)                          and $228,500    and $457,000     and $1,142,500

(1) In January 2002, the Personnel & Compensation Committee adopted the 2002 Retention Program to assist Delta in retaining key members of management. Each participant in this program, including the persons named in the Summary Compensation Table, received a contingent cash retention award ranging from 125% to 300% of his or her then current base salary. Subject to remaining employed by Delta throughout 2003 and 2004, respectively, participants will receive 33% of their awards in January 2004 and the remaining 67% in January 2005. If Delta's EBITDAR Margin for the two-year period ending December 31, 2003 is at or above the median of a designated airline peer group, the second payment will be accelerated to early 2004 for participants who remain employed by Delta throughout 2003. The Committee selected EBITDAR Margin as an appropriate measure in this context because it is an indicator of an airline's efficiency in generating cash flow from revenues, and is widely used to compare the performance of different companies.

    If on or before December 31, 2003 a Change in Control (as defined) occurs while a participant is employed by Delta, a pro rata portion of the participant's contingent retention award will vest on the date of the Change in Control. If during calendar 2004 a Change in Control occurs while a participant is employed by Delta, any unvested portion of the participant's contingent retention award will vest on the date of the Change in Control.

(2) The long-term incentive awards made in 2002 provide award opportunities for officers, including the persons named in the Summary Compensation Table, based on Delta's cash flow return on investment ranking relative to a designated peer group of U.S. airlines. The target awards are denominated 50% in shares of Common Stock and 50% in cash. At the end of the performance cycle, which began July 1, 2002 and ends December 31, 2004, participants may earn nothing, or a number of shares and cash ranging from 50% to 250% of the target award.

                     RETIREMENT PLANS AND OTHER AGREEMENTS

PENSION PLAN TABLE

The following table shows the estimated annual pension payable (before reduction for Social Security benefits and not accounting for the limitations discussed below) to a non-pilot employee, including the persons named in the Summary Compensation Table, under the Delta Family-Care Retirement Plan ("Pension Plan"), a non-contributory qualified defined benefit plan. The table assumes that retirement occurs at December 31, 2002 at the normal retirement age of 65 after selected years of service. The benefits in the table would be paid in the form of a joint and 50% survivor annuity.

FINAL AVERAGE   10 YEARS OF   15 YEARS OF   20 YEARS OF   25 YEARS OF      30 OR MORE
  EARNINGS        SERVICE       SERVICE       SERVICE       SERVICE     YEARS OF SERVICE
 $  400,000      $ 80,000      $120,000     $  160,000    $  200,000       $  240,000
    800,000       160,000       240,000        320,000       400,000          480,000
  1,200,000       240,000       360,000        480,000       600,000          720,000
  1,600,000       320,000       480,000        640,000       800,000          960,000
  2,000,000       400,000       600,000        800,000     1,000,000        1,200,000
  2,400,000       480,000       720,000        960,000     1,200,000        1,440,000
  2,800,000       560,000       840,000      1,120,000     1,400,000        1,680,000

For purposes of the Pension Plan, final average earnings are the average of an employee's annual earnings, based on the employee's salary and eligible incentive compensation awards for the 36 consecutive months in the 120-month period immediately preceding retirement which produces the highest average earnings. The annual pension benefit is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years with Delta. For purposes of pension benefits under the Pension Plan and the supplemental non-qualified retirement plans discussed below, the completed years of service at February 28, 2003, for the persons named in the Summary Compensation Table are as follows: Mr. Mullin -- 27 years, 6 months(1); Mr.
Reid -- 18 years, 4 months(2); Ms. Burns -- 18 years, 9 months(3); Ms.
Escarra -- 29 years, 5 months; and Mr. Colman -- 22 years, 4 months(1).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

Employees designated by the Personnel & Compensation Committee, including the persons named in the Summary Compensation Table, are eligible to participate in supplemental, non-

------------------------------

(1) Pursuant to their employment agreements, Messrs. Mullin and Colman received an additional 22 years and 18 years, respectively, of service credit when they completed three years and two years, respectively, of actual service with Delta.

(2) Pursuant to his employment agreement, Mr. Reid received an additional 11 years of service credit when he completed three years of actual service with Delta. Effective July 1, 2000, Mr. Reid began receiving an additional month of service credit for each month of actual service.

(3) During her first five years of Delta employment, Ms. Burns is receiving an additional 3.6 months of service credit for each month of actual service. All additional service credit that would have been granted during this five year period immediately vests if there is a Change in Control of Delta during that period.

qualified retirement plans which provide benefits which may not be paid under the Pension Plan due to limits on qualified plans established by the Internal Revenue Code of 1986, as amended.

As discussed in its report on executive compensation contained elsewhere in this proxy statement, in January 2002, the Personnel & Compensation Committee took certain actions to increase the retention value of Delta's non-qualified retirement benefit program. To accomplish this, the Committee approved contributions to employee grantor trusts to secure non-qualified earned and vested retirement benefits for 33 active executives. The action was designed to provide the same after-tax benefit at retirement to covered executives as was provided under the prior unfunded approach, and was not designed to increase a participant's retirement benefit. Amounts held in these individual trusts will offset the amounts that would otherwise be payable to these executives under Delta's non-qualified retirement plans as well and certain individual agreements described elsewhere in this proxy statement.

The funding of these trusts occurs over three years, with 60% of the present value (as of December 31, 2001) of the executive's after-tax age 62 non-qualified retirement benefit (but based only on pay and service earned as of December 31, 2001) being funded in 2002. An additional contribution will be made in 2003 so that after such contribution, the amount in the executive's trust will equal 80% of the present value (as of December 31, 2002) of the after-tax age 62 non-qualified retirement benefit (but based on pay and service earned as of December 31, 2002). Finally, a contribution will be made in 2004 so that after such contribution, the amount in the executive's trust will equal 100% of the present value (as of December 31, 2003) of the after-tax age 62 non-qualified retirement benefit (but based on pay and service earned as of December 31, 2003). Present value for this purpose is based on discount and tax rates and other assumptions approved by the Committee. All contributions include amounts necessary to pay taxes resulting from the contribution. Contributions to be made in 2003 and 2004 will be accelerated if there is a Change in Control of Delta. Contributions to these trusts after 2004 are discretionary with the Committee.

As a result of the changes described above, all non-qualified retirement benefits will be payable as a lump sum at the time of retirement; however no lump sum will be payable prior to January 1, 2004 in order to further encourage retention. If an executive leaves Delta prior to January 1, 2004, no additional contributions will be made to his or her trust following his or her departure. If an executive leaves (whether before or after January 1, 2004) prior to his or her normal retirement date and, without the consent of the Personnel & Compensation Committee, goes to work for certain competitors, he or she must repay Delta liquidated damages approximately equal to the contributions made to the executive's trust, including taxes withheld.

In 2002, the following amounts were deposited into individual trusts for, and taxes were withheld on behalf of, the following persons: Mr.
Mullin -- $4,542,295 and $3,699,938, respectively; Mr. Reid -- $844,587 and
$687,961, respectively; Ms. Burns -- $435,660 and $354,869, respectively; Ms. Escarra -- $884,262 and $720,240, respectively; and Mr. Colman -- $1,135,132 and $924,624, respectively. The total amounts deposited into individual trusts for, and taxes withheld on behalf of, all 33 covered executives were $14,021,447 and $11,543,509, respectively.

DELTA FAMILY-CARE DISABILITY AND SURVIVORSHIP PLAN

The Delta Family-Care Disability and Survivorship Plan ("D&S Plan") for eligible non-pilot personnel provides monthly survivorship benefits based on a participant's final average earnings and years of service, and monthly long-term disability benefits based on a participant's final average earnings. The D&S Plan also provides a lump sum death benefit of up to $50,000. In general, for purposes of the D&S Plan, final average earnings are (1) for purposes of determining benefits during the first six months of disability, the employee's monthly earnings, based on the employee's salary at the time of disability; and (2) for other purposes, the average of the employee's monthly earnings, based on the employee's salary and eligible incentive compensation awards over specified periods. In the event the employee dies while employed by Delta, the employee's eligible family members are entitled to receive an amount equal to 50%, 60% or 70% of final average earnings (depending on whether the employee has one, two, or three or more eligible family members, respectively), subject to reduction for service of less than 30 years with Delta and certain benefits payable under Social Security, the Pension Plan and other sources. Any benefits which may not be paid under the D&S Plan due to Internal Revenue Code limits are provided under a supplemental plan for employees designated by the Personnel & Compensation Committee, including the persons named in the Summary Compensation Table.

OTHER MATTERS

In November, 2002, Delta announced changes to the Pension Plan. Generally, under these changes:

- Employees hired after June 30, 2003 who are covered by the Pension Plan will earn retirement benefits under a cash balance formula. These employees will not be eligible to receive retirement benefits under the Pension Plan's final average earnings formula.

- Employees covered by the Pension Plan on June 30, 2003 will earn new retirement benefits for a period of seven years after that date equal to the greater of the benefit determined under the Pension Plan's (1) final average earnings formula; or (2) cash balance formula. These employees will not earn a double benefit during this transition period, only the greater of the two benefits.

- For years of service after June 30, 2010, employees covered by the Pension Plan will earn new retirement benefits under the cash balance formula only, regardless of their date of hire. Benefits earned under the Pension Plan's final average earnings formula prior to June 30, 2010 will be preserved for employees hired before June 30, 2003 regardless of their retirement date.

Delta also announced changes to the monthly survivorship benefits under the D&S Plan for covered employees who die on or after July 1, 2003, or who retire after July 1, 2003. Eligible survivors of employees who die on or after July 1, 2003 but before June 30, 2010, and survivors of retirees who retire after July 1, 2003 but on or before July 1, 2010, are eligible to receive up to 10 years of monthly survivorship benefits from the date of the employee's or retiree's death. No monthly survivor benefits from the D&S Plan will be paid on behalf of participants who die while employed on or after July 1, 2010, or who retire after July 1, 2010.

CHANGE IN CONTROL AGREEMENTS

In 1997 the Board of Directors authorized Delta to enter into Retention Protection Agreements ("Retention Agreements") with management personnel at certain levels, including the persons named in the Summary Compensation Table other than Mr. Mullin. These agreements provide certain benefits that vary by participation level to covered individuals if there is a Qualifying Event (as defined) during the term of the Retention Agreement. A Qualifying Event occurs if, within a specified period after a Change in Control of Delta (as defined)
(1) there is an involuntary termination of the individual's employment by Delta, other than for Cause (as defined) or due to the individual's death or disability; or (2) the individual voluntarily terminates his employment for Good Reason (as defined). A Qualifying Event also occurs if there is a

Change in Control within one year after a termination under either circumstance described in the preceding sentence as a result of actions taken by Delta in anticipation of a Change in Control.

The benefits provided upon a Qualifying Event for executive officers include a lump sum payment of three times the sum of the individual's annual base salary rate and target incentive compensation award; the present value of the individual's non-qualified pension benefits (with certain additional age and service credits); certain retiree medical and monthly survivor coverage (or the present value equivalent, depending on the individual's age) and life insurance coverage; and certain flight benefits. In addition, upon a Change in Control, pro rata target incentive compensation awards will be paid, and all outstanding stock options, restricted stock and similar awards will immediately vest and become nonforfeitable and exercisable. Moreover, if there is a Change in Control, each outstanding performance-based long-term incentive award opportunity will be paid in an amount equal to the greater of (1) the actual award payable to the participant for the applicable performance period, calculated as if the performance period had ended on the date of the Change in Control, and (2) the target award payable to the participant for that performance period, in each case prorated to reflect the portion of the performance period elapsed through the date of the Change in Control. The Retention Agreements also provide for reimbursement to the individual for taxes on certain welfare benefits as well as any excise taxes paid under Section 4999 of the Internal Revenue Code and related taxes thereon.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

MR. MULLIN

Following the expiration of the initial five year term of Mr. Mullin's 1997 employment agreement with Delta, Delta and Mr. Mullin entered into a renewal of the employment agreement effective November 29, 2002 ("Employment Agreement"). The renewed agreement provides for Mr. Mullin's continued employment as Delta's Chief Executive Officer through December 31, 2007.

The Employment Agreement continues in effect Mr. Mullin's existing compensation structure, consisting of annual salary of $795,000 (subject to possible future increases), an annual incentive award opportunity, long-term incentive award opportunities and participation in Delta's employee benefit programs, including insurance, retirement and fringe benefits on terms no less favorable than the terms offered to other senior Delta executives. Special provisions apply upon Mr. Mullin's retirement prior to age 62 or death prior to commencement of benefits.

In consideration of Mr. Mullin's entering into the Employment Agreement, on November 29, 2002 Delta granted to Mr. Mullin restricted stock units and non-qualified stock options covering 150,000 shares and 450,000 shares of Common Stock, respectively. Delta will make an additional award of 150,000 shares of restricted stock units in January 2004. The restricted stock units will vest, and the stock options will become exercisable, only if Mr. Mullin remains at Delta until December 31, 2007 or an earlier Change in Control occurs. The stock options, once exercisable, will remain exercisable through November 28, 2012.

Pursuant to the terms of the Employment Agreement, during the period of Mr. Mullin's employment with Delta and for two years thereafter, unless he receives prior written consent from Delta, Mr. Mullin is prohibited from providing management or executive services to Delta's competitors in the air transportation business and from soliciting non-clerical employees away from Delta.

In the event of the termination of Mr. Mullin's employment during the five year term of the Employment Agreement by Delta without Cause (as defined), or by Mr. Mullin for Good Reason (as defined), the Employment Agreement generally provides that Mr. Mullin will be entitled to a lump sum payment equal to three times the sum of his final annual salary and the greater of his target or actual annual incentive award (prorated if there are less than three years remaining in Mr. Mullin's employment term as of the date of Mr. Mullin's termination of employment, but at least equal to the sum of his final annual salary and the greater of his target or actual annual incentive award); a prorated target incentive award for the year of termination; and continuation of medical and other benefits for not less than one year after his termination of employment and not more than the lesser of three years after his termination of employment and the period from the date of his termination of employment and ending on December 31, 2007. In addition, upon termination under these circumstances, Mr. Mullin will be credited with not less than one year of additional service and not more than the lesser of three additional years of service and the balance of his employment term for purposes of calculating his retirement benefit under Delta's defined benefit retirement plans and his excess benefit agreement. For these purposes, Cause and Good Reason are generally defined in a manner similar to the definitions of these terms in the Retention Agreements described above. In addition, the definition of Good Reason applicable to Mr. Mullin also includes Mr. Mullin's ceasing to be Chairman of the Board for reasons other than Delta's compliance with any legal, regulatory or corporate governance requirement.

In the event of a Change in Control (as defined) of Delta, the Employment Agreement generally provides that Mr. Mullin will be entitled to a lump sum payment equal to three times the sum of his final annual salary and the greater of his target or actual annual incentive award; a prorated target incentive award for the year of termination; and continuation of medical and other benefits for three years after termination of his employment. In addition, upon a Change in Control, pro rata target incentive compensation awards will be paid and all outstanding stock options, restricted stock and similar awards granted under Delta's 2000 Performance Compensation Plan will immediately vest and become exercisable. Also in the event of a Change in Control, Mr. Mullin will be entitled to all of the benefits afforded to senior executives under the Retention Agreements.

OTHER EMPLOYMENT AGREEMENTS

Messrs. Reid and Colman have employment agreements with Delta which provide for them to participate in Delta's employee benefits programs, including insurance, retirement and fringe benefits, as are provided to Delta's Executive Vice Presidents. Mr. Reid's employment agreement also states that Delta will pay, through April 30, 2002, premiums on an existing life insurance policy for Mr. Reid and the taxes related to these premium payments.

Mr. Colman's employment agreement also provides that, if Mr. Colman's employment is terminated prior to June 1, 2005 by Delta without Cause or by Mr. Colman for Good Reason, or for any reason after May 31, 2005, Mr. Colman will be treated as a retiree for purposes of Delta's Family-Care benefit plans. In certain circumstances, Mr. Colman may also receive an additional lump sum payment. That payment ranges from $162,000, if termination occurs between October 1, 2002 and September 30, 2003, to $81,000 if termination occurs between October 1, 2009 and June 1, 2010. Thereafter, no lump sum payment would be required. For purposes of Mr. Colman's employment agreement, the definitions of Cause and Good Reason are the same as the definitions of these terms in the Retention Agreements described above.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the shares of Common Stock that may be issued upon the exercise of options and other awards under Delta's existing equity compensation plans as of December 31, 2002.

                                                                                                 (C)
                                       (A)                          (B)              NO. OF SECURITIES REMAINING
                                NO. OF SECURITIES             WEIGHTED-AVERAGE      AVAILABLE FOR FUTURE ISSUANCE
                                TO BE ISSUED UPON            EXERCISE PRICE OF     UNDER EQUITY COMPENSATION PLANS
                         EXERCISE OF OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,        (EXCLUDING SECURITIES
PLAN CATEGORY                  WARRANTS AND RIGHTS          WARRANTS AND RIGHTS       REFLECTED IN COLUMN (A))
Equity compensation
  plans approved by
  securities holders(1)             58,688,379                     $44.23                     7,673,455(3)
Equity compensation
  plans not approved by
  securities holders(2)                117,245                     $31.08                       132,755
Total                               58,805,624                     $44.20                     7,806,210(3)

(1) Includes the DeltaShare Stock Option Plan and the Pilots Stock Option Plan, which are broad-based plans for Delta's non-pilot employees and pilots; the Delta 2000 Performance Compensation Plan, including a predecessor plan, an equity compensation plan for management; and the Non-Employee Directors' Stock Plan.

(2) In 1998, the Board of Directors adopted the Non-Employee Directors' Stock Option Plan. The plan provides for the grant of non-qualified stock options on terms set by the Board. A total of 250,000 shares of Common Stock may be issued under this plan.

(3) Includes 3,161,697 shares of Common Stock available for awards other than stock options pursuant to the Delta 2000 Performance Compensation Plan, including a predecessor plan, and 457,272 shares of Common Stock available for awards other than stock options under the Non-Employee Directors' Stock Plan.

                            STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total returns(1) during the specified period on Delta's Common Stock, the Standard & Poor's 500 Stock Index and a peer group consisting of the major U.S. airlines.

                              (PERFORMANCE GRAPH)

                            12/31/97      12/31/98      12/31/99      12/31/00      12/31/01      12/31/02
                           -----------   -----------   -----------   -----------   -----------   -----------
 Delta                       $100.00       $ 87.55       $ 84.02       $ 84.83       $ 49.60       $20.65

 S&P 500                     $100.00       $128.58       $155.63       $141.46       $124.66       $97.12

 Major U.S. AIRLINES (2)     $100.00       $ 83.44       $ 87.08       $103.29       $ 64.27       $30.54

------------------------------

(1) Cumulative total return is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.

(2) The peer group of the major U.S. airlines is defined as all U.S. airlines with operating revenues exceeding $1 billion during 2002. It consists of Alaska Air Group, America West Holdings Corporation, AMR Corporation, Continental Airlines, Delta, Northwest Airlines, Southwest Airlines, UAL Corporation and US Airways Group.

                             AUDIT COMMITTEE REPORT

The Audit Committee of Delta's Board of Directors consists entirely of non-employee directors who are independent, as defined in the New York Stock Exchange Listing Standards. The Board of Directors has adopted a Charter for the Audit Committee.

The Audit Committee assists the Board of Directors in its oversight of Delta's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of Delta's audited financial statements to accounting principles generally accepted in the United States. Also, since 1999, Delta has retained PricewaterhouseCoopers LLP to provide certain internal audit consulting services. A PricewaterhouseCoopers partner, who reports to Delta's Chief Risk Officer, heads Delta's internal audit function, attends Audit Committee meetings and provides regular reports to the Committee at those meetings.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent auditors their independence from Delta and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to Delta is compatible with the auditors' independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Delta's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Audit Committee Charter provides that one duty of the Audit Committee is to provide advice to the Board of Directors in selecting, evaluating and replacing the independent auditors. In performing that duty, the Audit Committee recommended that the Board of Directors appoint Deloitte & Touche LLP to serve as Delta's independent auditors for 2003. The Board of Directors agreed with this recommendation and, accordingly, appointed Deloitte & Touche LLP as Delta's independent auditors for 2003, subject to shareowner ratification.

Respectfully submitted,

THE AUDIT COMMITTEE

George M.C. Fisher, Chairman
Joan E. Spero
Andrew J. Young

                PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as Delta's independent auditors for 2003, subject to ratification by the shareowners. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions. If the shareowners do not ratify the selection of Deloitte & Touche LLP, the Board of Directors will reconsider the selection of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

         FEES OF INDEPENDENT AUDITORS FOR YEAR ENDED DECEMBER 31, 2002

The following table shows the aggregate fees billed to Delta by its independent auditors, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for services rendered during the year ended December 31, 2002. Deloitte & Touche LLP has announced its intention to separate from Deloitte Consulting.

                    DESCRIPTION OF FEES                       AMOUNT($)
Audit Fees(1)                                                   522,000
Financial Information Systems Design and Implementation Fees          0
All Other Fees(2)                                             1,636,903

(1) Includes fees for audits of Delta's financial statements for the year ended December 31, 2002, and reviews of financial statements for interim periods.

(2) Includes fees for comfort letters, separate audits of subsidiaries, separate audits for regulatory purposes, audits of employee benefit plans, accounting consultations, tax services and work performed to review expense allocations for various employee benefit plans.

              INFORMATION REGARDING CHANGE OF INDEPENDENT AUDITORS

The Audit Committee annually considers and recommends to the Board of Directors the selection of Delta's independent auditors. As recommended by the Audit Committee, the Board of Directors on March 6, 2002 decided to no longer engage Arthur Andersen LLP ("Andersen") as Delta's independent auditors and engaged Deloitte & Touche LLP to serve as Delta's independent auditors for 2002. The appointment of Deloitte & Touche LLP as independent auditors for 2002 was ratified by Delta's shareowners at the 2002 annual meeting.

Andersen's reports on Delta's consolidated financial statements for the 2001 and 2000 fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During Delta's 2001 and 2000 fiscal years and through March 27, 2002 (the date of Delta's Annual Report on Form 10-K for the year ended December 31, 2001), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on Delta's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

During Delta's 2001 and 2000 fiscal years and until March 6, 2002, Delta did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Delta's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

                    PROPOSAL 3 -- APPROVAL OF AMENDMENTS TO
          THE DELTA 2000 PERFORMANCE COMPENSATION PLAN, THE DELTASHARE
               STOCK OPTION PLAN AND THE PILOTS STOCK OPTION PLAN

INTRODUCTION

Stock options provide retention and performance incentives to employees and align their interests with those of shareowners. Due to the substantial decline in the market price of the Common Stock, particularly after the events of September 11, 2001, the exercise prices of most of Delta's outstanding stock options are considerably higher than the current market price of the Common Stock. The Board of Directors believes that these "underwater" options are not accomplishing their intended purpose. Accordingly, the Board of Directors has determined that it is in the best interest of Delta and its shareowners to amend Delta's equity compensation plans to authorize a stock option exchange program for its management personnel, its non-management employees who are not pilots and its pilots.

The Board of Directors has adopted, subject to shareowner approval, amendments to Delta's three equity compensation plans to authorize a stock option exchange program. Under the exchange program, eligible employees would be offered a one-time opportunity to exchange their current stock options having an exercise price of $25 or more for a fewer number of replacement stock options with a new exercise price. The replacement options would be granted at least six months and one day following the cancellation of the current options and would have an exercise price equal to the fair market value of the Common Stock on their grant date.

The amendments would permit Delta to offer the stock option exchange program to eligible employees under the following plans:

     - Delta 2000 Performance Compensation Plan ("2000 Plan");

     - DeltaShare Stock Option Plan ("Nonpilots Plan"); and

     - Pilots Stock Option Plan ("Pilots Plan").

Under the 2000 Plan, management personnel may be granted stock options and other awards. The Nonpilots and Pilots Plans (collectively known as SkyShares) are broad-based stock option plans for non-management employees and pilots, respectively, pursuant to which stock options were granted in 1996, 1997 and 1998. All three plans were adopted by the Board of Directors with shareowner approval.

Shareowner approval is required for the amendments to the 2000 Plan under the terms of that plan and the listing standards of the New York Stock Exchange, but shareowner approval is not required for the amendments to either the Nonpilots or Pilots Plans. The Board of Directors is seeking shareowner approval for the amendments to the Nonpilots and Pilots Plans because the Board believes this is an appropriate corporate governance practice. Because the amendments to all three plans are related elements of Delta's program to strengthen the retention and performance incentives of its stock option programs, the amendments to the plans are being presented to shareowners as one proposal.

If shareowners approve the amendments to the plans, the Board of Directors intends to commence the stock option exchange program under all three plans concurrently after the annual meeting. The amendments to the Pilots Plan are also subject to the approval of the Air Line Pilots Association, International ("ALPA"), the collective bargaining representative for Delta's pilots. If ALPA does not approve the amendments to the Pilots Plan by May 1, 2003, the Board intends to conduct the exchange program under the 2000 Plan and the Nonpilots Plan. If shareowners do not approve the amendments to the plans, the plans will not be amended to permit a stock option exchange program.

PARTICIPATION

The Board of Directors has determined that its members should have no financial interest in the exchange program. Accordingly, no member of the Board would participate in the program, including Mr. Mullin, Delta's Chairman of the Board and Chief Executive Officer.

Delta's executive officers other than Mr. Mullin ("Executive Officers") would be eligible to participate in the exchange program, though their participation would be on terms designed to provide them with a less favorable exchange ratio and greater retention and performance incentives than other participants. As discussed below, the provisions applicable to Executive Officers (1) provide a lesser number of replacement stock options in exchange for their current options; (2) provide that their replacement options become exercisable over a longer period of time than the replacement options granted to other participants; and (3) restrict their sale of Common Stock acquired upon exercise of replacement options. For purposes of the amendments, the Executive Officers are Mr. Reid, Ms. Burns, Ms. Escarra and Mr. Colman.

The Personnel & Compensation Committee of the Board of Directors has discretion under the amendments to the 2000 Plan and the Nonpilots Plan to determine the eligible participants in the exchange program. Participation in the exchange program would generally be limited to active employees and those on military and certain short-term leaves.

BACKGROUND

As of February 28, 2003, stock options for approximately 21.1 million, 21.3 million and 16.1 million shares of Common Stock were outstanding under the 2000 Plan, the Nonpilots Plan and the Pilots Plan, respectively. Some of these options have exercise prices of less than $25 or are held by persons who would not be eligible to participate in the exchange program. As of February 28, 2003, the weighted average exercise price of the approximately 58.5 million outstanding stock options under the plans was $44.21. On February 28, 2003, the closing price of the Common Stock on the New York Stock Exchange was $8.40 per share.

In addition to its retention, performance and alignment value, the exchange program also would reduce the number of outstanding stock options. Under the amendments to the Nonpilots and Pilots Plans, the excess number of the stock options surrendered in an exchange over the fewer number of replacement stock options granted under these plans would not be available for future grant. Therefore, to the extent that current stock options under these plans are exchanged, potential dilution to shareowners from the exercise of stock options would be reduced. With respect to the 2000 Plan, this excess number of stock options would be available for future grant. Because participation in the stock option exchange program would be voluntary, it is not possible to determine at this time how many stock options would be surrendered for cancellation and how many replacement options would be granted.

DESCRIPTION OF THE AMENDMENTS AND THE EXCHANGE PROGRAM

The amendments authorize Delta to establish a stock option exchange program under the 2000 Plan, the Nonpilots Plan and the Pilots Plan. A summary of the amendments and the stock option exchange program follows.

GRANT OF NEW OPTIONS. Under the stock option exchange program, eligible employees would have a one-time opportunity to exchange their current stock options having an exercise price of $25 or more for a fewer number of replacement stock options. The replacement options would be granted under the same plan under which the exchanged options were originally granted. Surrendered stock options granted under a predecessor plan to the 2000 Plan would be replaced with stock options granted under the 2000 Plan. Participation in the program is voluntary. All current stock options are, and all replacement stock options would be, non-qualified stock options for purposes of the Internal Revenue Code, as amended.

EXERCISE PRICE. The exercise price of replacement options would be the fair market value of a share of Common Stock on the grant date of the replacement options. For accounting reasons, the grants of replacement options would occur no earlier than six months and a day following the cancellation of the current options.

EXCHANGE RATIO. Delta's objective is to set the aggregate value of the replacement stock options approximately equivalent to the aggregate value of the outstanding stock options eligible for exchange. The number of outstanding stock options that an eligible employee would surrender for cancellation in exchange for the grant of one replacement option is known as the exchange ratio. Delta worked with Mercer Human Resources Consulting, a nationally recognized compensation consulting firm, to estimate the option values and set the exchange ratios for the issuance of replacement options. Mercer estimated the option values using the Black-Scholes stock option valuation model and based the exchange ratios on these option values. The Black-Scholes model is a common method used for estimating the value of a stock option. For purposes of determining the value of an option under the Black-Scholes model, the following factors, among others, were used: (1) the option's exercise price; (2) an assumed grant price based on the prior 200 day trading average for the Common Stock; (3) the monthly volatility of the Common Stock price during the prior three years; and (4) the length of the remaining term of the stock option.

This valuation of the aggregate replacement options and current options was made and the exchange ratios were set as of February 28, 2003. Subsequent changes in the Common Stock price may affect this valuation, but the exchange ratios will not be altered.

Participants in the exchange program would receive one replacement stock option for the surrender of more than one current stock option, with the actual exchange ratio depending on the grant date of the current options being surrendered for cancellation. Delta's purpose in designing the program this way is to provide retention and performance incentives for eligible employees while avoiding the dilution to shareowners that would result if employees exchanged all outstanding stock options for replacement options on a one-for-one basis.

The following table shows the specific number of current stock options, by grant date, that a participant would have to surrender to receive one replacement option. The number of replacement stock options granted to each Executive Officer would be reduced by 10%, as described below under "Provisions Applicable to Executive Officers."

     TIER       GRANT DATE   EXCHANGE RATIO
      1         1995-1999        1-for-3
      2         2000-2001        1-for-2
      3              2002      1-for-1.5

The application of these exchange ratios means, for instance, that an eligible employee would receive one replacement stock option upon surrender of two stock options granted in 2000. Fractional options would be rounded up to the nearest whole option.

Under the amendments, a participant in the exchange program would select by tier the stock options to surrender. The participant would be required to surrender all eligible options in that tier. For instance, the participant might surrender all eligible options in Tiers 2 and 3 only while retaining his or her options in Tier 1. All outstanding options under the Nonpilots and Pilots Plans are in Tier 1.

TERM. Each replacement stock option would have a term equal to the remaining term of the option surrendered for cancellation. For instance, stock options that had a remaining term of two years when canceled in an exchange would be replaced with options having a term of two years on their grant date. The current options generally had a term of ten years at their grant date.

EXERCISABILITY. The dates that replacement stock options become exercisable would vary by the plan under which the replacement stock options are granted.

     - Replacement stock options granted under the Nonpilots and Pilots Plans would become exercisable in whole on the first anniversary of their grant date. This is consistent with the terms of the stock options originally granted under these plans.

     - Replacement stock options granted under the 2000 Plan in exchange for options granted in 1996 through 2002 would become exercisable in 50% increments on each of the first two anniversaries of their grant date. This is consistent with the current practice of the Personnel & Compensation Committee when it grants stock options under the 2000 Plan. Due to the limited option term remaining at the time of grant, replacement stock options granted in exchange for options awarded in 1995 would become exercisable in full on the first anniversary of their grant date.

     - Replacement stock options granted to Executive Officers would become exercisable in 25% increments on each of the first four anniversaries of their grant date. This schedule of exercisability is twice as long as for other holders of options under the 2000 Plan. It is four times as long as the schedule of exercisability for holders of options under the Nonpilots and Pilots Plans.

Current options under the 2000 Plan become exercisable and nonforfeitable on a Change in Control of Delta (as defined in the 2000 Plan), and replacement options granted under the 2000 Plan would also become exercisable and nonforfeitable upon a Change in Control. Current options under the Nonpilots and Pilots Plans do not become exercisable or nonforfeitable upon a Change in Control, but the replacement options under these plans would become exercisable and nonforfeitable upon a Change in Control.

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PROVISIONS APPLICABLE TO EXECUTIVE OFFICERS.  Executive Officers who participate in the exchange program would also be subject to the following provisions:

     - An Executive Officer would receive only 90% of the replacement stock options to which he or she would be entitled by application of the exchange ratio to the options to be canceled. This means that an Executive Officer would get 10% fewer replacement options than would be obtained under the exchange ratios.

     - Upon exercise of replacement stock options, Executive Officers would be required to hold the underlying Common Stock for one year, except that this restriction does not apply to shares used to pay the exercise price, minimum required tax withholding, or related brokerage commission. This holding period would lapse on a Change in Control, death, termination of employment for disability or retirement at or after age 62.

These provisions are in addition to the requirement that replacement options granted to Executive Officers become exercisable over a longer period of time than the replacement options granted to other participants in the exchange program (see "Exercisability" above).

OTHER TERMS AND CONDITIONS. To the extent consistent with the terms of the amendments, the Personnel & Compensation Committee would have the authority to adopt such additional terms and conditions for the stock option exchange program and replacement options as it determines to be necessary and appropriate, including accelerating the exercisability of the replacement options in the case of death and certain terminations of employment.

AVAILABLE SHARES. There are no shares of Common Stock available for new stock option grants under the Nonpilots and Pilots Plans. The amendments to these plans provide that shares subject to outstanding options under these plans that are canceled in the exchange program would be available for issuance only to the extent necessary to grant replacement stock options. The amendments to the 2000 Plan clarify that shares subject to outstanding options under the 2000 Plan (or its predecessor) that are canceled in the exchange program would be available for future grant, both for replacement stock options and future issuances under that plan.

ACCOUNTING CONSEQUENCES FOR DELTA; INCOME TAX CONSEQUENCES FOR EMPLOYEES. Delta believes that the stock option exchange program authorized by the amendments should not result in compensation charges against Delta's earnings under current accounting guidance. Delta intends that the option exchange be treated as a non-taxable exchange for U.S. federal income tax purposes. Therefore, Delta believes that participating employees should not realize any income for U.S. federal income tax purposes upon the grant of the replacement options.

OPTIONS HELD BY EXECUTIVE OFFICERS

The Executive Officers hold the following numbers of stock options granted under the 2000 Plan with exercise prices of $25 or more per share: Mr.
Reid -- 693,600; Ms. Burns -- 307,000; Ms. Escarra -- 477,900; and Mr.
Colman -- 463,300. If a stock option exchange program were commenced and the Executive Officers chose to surrender for cancellation all eligible options, the following numbers of replacement options would be granted to them: Mr.
Reid -- 269,194; Ms. Burns -- 140,612; Ms. Escarra -- 185,958; and Mr.
Colman -- 167,537.

SUMMARIES OF THE PLANS

Appendix A to this proxy statement describes the 2000 Plan and Appendix B describes the Nonpilots and Pilots Plans. Delta's website, at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp, contains complete copies of the plans and the amendments being
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submitted to shareowners for approval. The plans and amendments are also available upon request from Delta's Secretary at the address on page 50 of this proxy statement.

IMPORTANT NOTE:

If shareowners approve the amendments and a stock option exchange program commences, Delta will provide additional materials to eligible employees regarding the exchange program, including information regarding its risks, mechanics and timing. The exchange program would not commence before mid-May 2003. Eligible employees should read the additional materials received at that time because they will contain important information about the exchange program. In accordance with applicable law, these materials would be filed with the Securities and Exchange Commission and available for free from its website, www.sec.gov. The materials would also be available from Delta's website. Eligible employees would have at least 20 business days to decide whether to participate in the exchange program.

BOARD RECOMMENDATION

The Board of Directors believes that the amendments to the 2000 Plan, the Nonpilots Plan and the Pilots Plan to authorize a stock option exchange program are in the best interest of Delta and its shareowners because the exchange program would provide retention and performance incentives to employees and align their interests with those of shareowners. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS.

             PROPOSALS 4, 5, 6, 7, 8 AND 9 -- SHAREOWNER PROPOSALS

The following six proposals have been submitted by individual shareowners. Each proposal will be voted on at the annual meeting if the proponent is present at the meeting and submits the proposal for a vote.

In accordance with federal securities law regulations, we include the shareowner proposals and the related supporting statements as submitted by the proponents. To easily distinguish between material provided by the proponents, and information the Board of Directors would like you to consider, we have put a box around material provided by each proponent.

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

                                   PROPOSAL 4

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the beneficial owner of 200 shares of Common Stock, has given notice that she intends to introduce the following resolution at the annual meeting:

"RESOLVED: That the stockholders of Delta Air Lines, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 20,676,677 shares, representing approximately 27% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareowners rejected a similar proposal at each of the last five annual meetings. The Board of Directors believes shareowners should again defeat this proposal because cumulative voting:

     - may enable special interest groups to elect a director;

     - may result in the election of directors who feel an obligation to represent the special interest groups that elected them rather than all of Delta shareowners generally; and

     - may create factionalism among Board members and undermine their ability to work together effectively.

To minimize these risks, Delta, like most other major corporations, does not use cumulative voting. The Board of Directors believes that Delta's existing system for electing directors:

     - ensures that each director is elected by shareowners representing a plurality of the votes cast at the meeting;

     - encourages accountability of each director to all shareowners; and

     - reduces the risk of divisive factionalism.

In sum, the Board of Directors believes that Delta's existing system of electing directors best serves the interests of all shareowners. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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

                                   PROPOSAL 5

Captain Michael Messmore, 101 Sky River Road, P.O. Box 609, Toledo, Washington, 98591-0609, who is the beneficial owner of 2,184 shares of Common Stock and 194 shares of ESOP Preferred Stock, has given notice that he intends to introduce the following resolution at the annual meeting:

"RESOLVED, that the shareholders of Delta Air Lines, Inc. ("Delta") urge the Board of Directors to seek shareholder approval for future severance arrangements with senior executives (specifically, the Chief Executive Officer, President, Chief Operating Officer, and all Executive Vice Presidents) that provide benefits in an amount exceeding 2.99 times the sum of the executive's salary plus bonus. "Future severance agreements" include agreements renewing, modifying or extending existing severance agreements or employment agreements containing severance provisions. "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees and the early vesting of stock options and restricted stock."

                        PROPONENT'S SUPPORTING STATEMENT

"Upon the resignation of former CEO Ronald Allen in 1997, Delta agreed to pay a lump sum severance amount of $4,501,000, $85,515 in lieu of medical and dental benefits, annual retirement payment of $765,000, annual fee of $25,000 for service as an "Advisory Director," consulting fees of $500,000 per year for seven years (despite the fact that Mr. Allen "shall not be called upon to devote a major portion of his business time to the performance of services as consultant to the corporation" and "shall only be required to perform his consulting services at such times, and in such places and for such periods as will result in the least inconvenience" to him), and, for 10 years after his resignation, office space, full-time secretarial support, country club membership and dues for the Commerce Club of Atlanta. Delta has paid $408,776 to design, build and furnish office space for Mr. Allen. Such a generous severance package was, in my opinion, unwarranted in light of Mr. Allen's performance as CEO.

Agreements with current CEO Leo Mullin and certain other executives provide severance benefits, including if employment is terminated in connection with a change in control. We recognize that severance agreements such as those Delta has entered into with Messrs. Allen, Mullin and others may be appropriate in some circumstances. However, given the magnitude of the benefits payable and the effect of those obligations in the event of a change in control, we believe that Delta should seek shareholder approval of any future agreements that provide for benefits exceeding 2.99 times the executive's base salary plus bonus. We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board from manipulation in the event Delta must terminate a senior executive's employment.

Because it is not always practical to obtain prior shareholder approval, Delta would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. Institutional investors such as the California Public Employees Retirement System have recommended shareholder approval of these types of agreements in their proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the executive's annual base salary.

For these reasons I urge shareholders to vote FOR this proposal."

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

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareowners rejected a similar proposal at each of the last four annual meetings. The Board of Directors believes shareowners should again defeat this proposal because its adoption would restrict Delta's ability to retain and recruit highly qualified executives at a time when the airline industry is facing unprecedented financial and operational challenges.

To maintain a top management team, Delta must provide employment benefits that are based on the competitive market and each executive's particular circumstances. Because severance benefits are commonly provided by other companies, Delta must have the ability to offer competitive severance benefits to retain its own executives and to motivate other highly qualified executives to join Delta.

Adoption of this proposal would place Delta at a competitive disadvantage by:

     - arbitrarily limiting what Delta may offer as a severance benefit; or

     - requiring Delta either to incur significant time and expense to convene a special meeting of shareowners to approve an executive's severance benefits, or to delay finalizing those benefits until the next annual meeting of shareowners.

In either case, Delta could lose executives to another company which can act promptly because it is not subject to a shareowner approval requirement.

Delta's existing practices require approval by the Board of Directors or its Personnel & Compensation Committee before Delta may enter into a severance agreement with any executive officer. The Board of Directors believes this policy ensures that severance arrangements are reasonable and in the best interests of Delta. All the members of the Board of Directors other than Mr. Mullin, and all the members of the Personnel & Compensation Committee, are independent of Delta.

In sum, this proposal would restrict Delta's ability to retain and recruit talented executives by limiting its flexibility to provide severance benefits that address the competitive market, Delta's needs and the individual nature of these situations. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 6

The United Brotherhood of Carpenters Pension Fund, Carpenters Corporate Governance Project, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which is the beneficial owner of approximately 600 shares of Common Stock, has given notice that it intends to introduce the following resolution at the annual meeting:

                            INDEXED OPTIONS PROPOSAL

"RESOLVED, that the shareholders of Delta Air Lines Inc. ("Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level."

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

                        PROPONENT'S STATEMENT OF SUPPORT

"As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareowners rejected a similar proposal at the 2000 and 1999 annual meetings. The Board of Directors believes shareowners should again defeat this proposal for the following reasons:

     - Delta's practice of granting stock options with an exercise price equal to the fair market value of the Common Stock on the date the stock option is granted appropriately aligns the interests of executives and shareowners because executives do not receive any benefits unless the stock price increases. In contrast, the holder of an indexed stock option could benefit even if the stock price falls below the fair market value of the Common Stock on the date the stock option is granted.

     - Delta's stock option program design matches typical competitive practice. It is comparable to the stock option plans used by most public U.S. companies, including

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

       companies with which Delta competes for executive talent. Relatively few companies use indexed stock options.

     - Delta's executive compensation program focuses on Delta's performance relative to airline industry peer groups. For example, the amounts earned under Delta's annual incentive compensation program for 2002 were based on performance goals established early in the year, including Delta's EBITDAR margin ranking, safety performance and customer satisfaction ratings compared to other airlines. Similarly, the awards earned under Delta's long-term incentive program in 2002 were based on Delta's total shareowner return and customer service performance relative to other airlines during the period that began July 1, 1999 and ended June 30, 2002.

In sum, the Board of Directors believes that Delta's executive compensation program is appropriately designed, and that compensation is strongly linked to Delta's performance. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 7

Captain Scott H. Martin, 853 Symphony Isles Boulevard, Apollo Beach, Florida 33572, who is the beneficial owner of 142 shares of Common Stock and 64 shares of ESOP Preferred Stock, has given notice that he intends to introduce the following resolution at the annual meeting:

"RESOLVED, that the shareholders of Delta Air Lines, Inc. ("Delta") urge the Board of Directors to adopt a policy that the cost of stock options be recognized as an expense of Delta's income statement."

                        PROPONENT'S SUPPORTING STATEMENT

"In recent years, there has been an explosion in the use of stock options to compensate executives and directors. Between 1993 and 2000, the percentage of executive pay awarded in the form of stock options jumped from 30.4% to 68.8%, according to Standard & Poor's. During that time, average CEO compensation increased more than five-fold. Pearl Meyer & Partners reported in "2001 Equity Stake" that stock option "mega grants" -- those with a value exceeding $10 million -- "continue to grow rapidly in size and, to a lesser degree, prevalence."

Stock options comprise an important part of Delta's executive compensation. From CEO Leo Mullin's hiring in August 1997 through the end of 2001, he was granted options to buy 1,693,200 shares of Delta stock, with an aggregate estimated value of $45,918,859. Delta has elected to disclose the effect of options on earnings per shares in a footnote, rather than expensing them, as permitted by current accounting standards.

I believe that expensing stock option awards more accurately reflects the costs of such awards to a company. Stock options are a form of compensation; they have value to the recipient and a cost to the company. Moreover, the failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst's Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor's recently began calculating a "core earnings" figure in which the cost of options is treated as an expense.

Expensing fixed stock option awards will also eliminate a disincentive to award indexed and contingent-vesting options, which tie compensation more closely to company rather than market or industry performance and which must be expensed. The Conference Board's Commission on Public Trust and Private Enterprise recently recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

I am concerned that not expensing stock options may lead to abuse by companies that see them as "free money." As Standard & Poor's put it in its recent report, "when something is significantly underpriced, it is often also substantially overconsumed." I believe this concern is relevant to Delta, since Institutional Shareholder Services, the largest proxy advisory service, has calculated that the total potential voting power dilution of Delta's equity compensation plan stands at 32.45%.

Voluntarily expensing stock options signals to the market that a company is committed to transparency and corporate governance best practices. As of October 25, 2002, 86 companies had announced they would begin expensing stock options, according to Standard & Poor's. Delta should join them.

I urge shareholders to vote FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors believes financial statements should present a company's earnings in an accurate and transparent manner, and allow investors to compare the performance of companies in the same and different industries.

Generally accepted accounting principles ("GAAP") permit companies to account for stock options using either of two methods. One approach -- the intrinsic value method -- measures compensation expense as the amount by which the fair market value of the stock on the date the stock option is granted exceeds the option's exercise price. Like most public companies, Delta uses the intrinsic value method. Delta's stock options have no "intrinsic value," as defined by GAAP, because the exercise price of the stock option is equal to the fair market value of the Common Stock on the date the stock option is granted. The other approach -- the fair value method -- measures compensation expense based on the fair value of the stock option on its grant date. GAAP requires companies that use the intrinsic value method to disclose the impact of the fair value method in the notes to the financial statements. Delta fully complies with these requirements.

While the fair value method has merit, there is no uniform methodology required for valuing stock options under the fair value method. Consequently, this approach may result in financial statements that are not comparable among different companies.

The Board of Directors believes that Delta should continue to use the intrinsic value method to account for stock options at this time for the following reasons:

     - It is in the best interests of Delta and its shareowners for Delta (1) to follow the most widely used practice for accounting for stock-based compensation; and (2) to await consensus within the accounting profession before adopting a material change to that practice. The Financial Accounting Standards Board recently announced that it may formally reconsider the current accounting for stock options. Thus, further direction on this topic may be forthcoming in the relatively near future.
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

     - The intrinsic value method permits investors to evaluate Delta's financial performance both with and without the inclusion of stock options as an expense because the impact of the potential expense is disclosed in the notes to the consolidated financial statements. Additionally, as required by GAAP, the dilutive effect of outstanding stock options on earnings per share is reflected in Delta's consolidated financial statements.

In sum, the Board of Directors believes that Delta should continue to use the intrinsic value method until there is greater agreement and clarity with respect to the accounting for stock options. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 8

Captain John P. Ley, 10505 SE 13 Street, Vancouver, Washington 98664, who is the beneficial owner of 276 shares of Common Stock and 149 shares of ESOP Preferred Stock, has given notice that he intends to introduce the following resolution at the annual meeting:

"RESOLVED, that the shareholders of Delta Air Lines, Inc. ("Delta") urge the Personnel and Compensation Committee (the "Committee") to adopt and implement a policy that net pension income not be included in calculating net income for purposes of determining the amount of incentive compensation senior executives receive."

                        PROPONENT'S SUPPORTING STATEMENT

"Under current accounting rules, a company is required to recognize in its income statement the net pension cost associated with defined benefit pension plans it sponsors. These "costs" -- which are determined by service cost; interest cost; expected (not actual) return on plan assets; and amounts representing amortization of various obligations, gains and losses -- may be negative, in which case the pension plans are contributing income to a company's bottom line.

This pension plan "income," however, will not be received by the company in cash to be reinvested or otherwise used for the benefit of shareholders, creditors and other stakeholders, since the law severely restricts the use of plan assets by the plan sponsor. Nor will the pension income reduce dollar-for-dollar the company's obligation to contribute to the pension plan in the future: Changes in the value of plan assets are recognized in pension cost indirectly and over time, due to the effect of "smoothing" provisions in the accounting rules.

In 2001, Delta recognized $73 million in net pension income, despite the fact that its defined benefit pension plans went from being over funded in 2000 to under funded in 2001 and despite an actual rate of return on plan assets of -16%. According to a May 28, 2002 report in the Analyst's Accounting Observer, Delta's 2001 pension income boosted the company's operating margins by 2.3%, the twelfth-highest figure among S&P 100 companies. Although Delta's accounting comports with accounting rules, I believe pension income distorts its reported results.

According to the Committee's report in Delta's 2002 proxy statement, in January 2001, the Committee approved a compensation formula to determine the annual incentive awards for senior executives, which takes into account both financial and non-financial goals. The financial goals listed in the report are net income and return on investment. Because the report does not state otherwise, I assume that pension income is included in the net income figure used in the formula.

I believe that excluding pension income from the formula by which incentive compensation is determined will ensure that senior executives are rewarded for their success in managing Delta's business rather than for changes in the financial statements that are unrelated to operating performance and generated primarily by accounting assumptions. Excluding pension income will also limit incentives for senior executives to reduce employee benefits and manipulate accounting assumptions in a manner that could result in increased incentive compensation.

To promote a closer relationship between senior executive pay and Delta's operating performance, I urge shareholders to vote FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Delta's executive compensation program is designed to retain and attract highly qualified executives, and to motivate them to achieve Delta's financial, operational and strategic goals. This is especially important in the current environment because the airline industry is facing significant challenges.

The Board of Directors believes it must have flexibility when making executive compensation decisions to choose those performance goals and measures that best meet Delta's business needs at any particular time. The proposal seeks to limit the Board's discretion in this important respect.

The Board also believes that it would be inappropriate to preclude the use of pension income as a component of net income which the Board may consider when designing performance goals and measures for executive compensation purposes. Returns on pension plan assets are a significant factor in determining pension income, and strong returns on pension assets, over the long term:

     - increase the security for plan beneficiaries; and

     - reduce Delta's required contributions to those plans.

In sum, the Board of Directors believes that Delta's executive compensation program is properly designed to motivate executives to achieve Delta's business objectives, and to align their interests with shareowners. The Board also believes this proposal would unnecessarily limit its discretion in this area. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 9

The Sheet Metal Workers' National Pension Fund, Edward F. Carlough Plaza, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314-2075, which is the beneficial owner of 2,300 shares of Common Stock, has given notice that it intends to introduce the following resolution at the annual meeting:

                           AUDITOR CONFLICTS PROPOSAL

"RESOLVED, that the shareholders of Delta Air Lines ("Company") request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide any management consulting services to our Company."

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

                        PROPONENT'S STATEMENT OF SUPPORT

"The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. Final Rule: Revision of the Commission's Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

We believe that today investors seriously question whether auditors are independent of the company and corporate management that retain them. A major reason for this skepticism, we believe, is that management of once admired companies such as Enron, Tyco, and WorldCom have misled investors and their auditors have either been complicit or simply inept. Over the last year hundreds of billions of dollars in market value have vanished as investors have lost confidence in the integrity of our markets. A key reason for this lack of confidence is the distrust investors have in companies' financial statements.

The U.S. Congress has attempted to respond to this crisis of confidence through passage of the Sarbanes-Oxley Act of 2002 (the "Sarbanes Act"). The Sarbanes Act prohibits a company's auditors from performing a wide range of defined non-audit services. These prohibitions, in turn, track the defined non-audit services in Rule 2-01(c)(4) of the SEC's Final Rule: Revision of the Commission's Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

However, the Sarbanes Act fails to prohibit auditors from providing management consulting services, which we believe represents a significant loophole. While the Act does require that the audit committee of the board preapprove these non-audit services, we do not believe that is enough. We believe that management consulting represents a significant source of potential revenue to auditors and poses serious conflict of interest issues. For this reason, we think the better course is for companies not to engage their auditors to perform any management consulting services.

Many companies, including ours, either continue to engage their auditors to provide management consulting or provide inadequate disclosure in their proxy statements to ascertain whether they continue to engage their auditors for management consulting services. We urge your support for this resolution asking the board to cease engaging auditors for management consulting."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board of Directors agrees that preserving the independence of the outside auditor is critical in ensuring the integrity of the auditing process and investor confidence in that process.

The Board disagrees with this proposal, however, because it seeks to address concerns about auditor independence in an unduly rigid manner. The proposal would prohibit Delta from retaining its outside auditor to perform any "management consulting services," regardless of (1) the type or scope of service; or (2) whether there is any risk that the auditor's performance of the service would impact its independence.

The Board believes that Delta and its shareowners are better served by an approach that is designed both (1) to maintain the outside auditor's independence; and (2) to give Delta flexibility to retain the auditor to perform management consulting and other non-audit services when appropriate. Key elements of this approach include the following:

     - Delta uses the outside auditor for management consulting services only if
       (1) the auditor's particular expertise, or its knowledge of Delta, substantially enhances its ability to provide high quality and timely results in a cost-effective manner; and (2) the engagement is consistent with maintaining the auditor's independence. These criteria are regularly reviewed with the Audit Committee, which consists solely of directors who are independent of Delta.

     - Deloitte & Touche LLP, Delta's outside auditor, has processes in place to ensure that its audits are conducted in an objective and impartial manner, including (1) the mandatory rotation of the engagement partner on each SEC audit client; (2) an independent concurring partner review of each audit; and (3) periodic reviews by another major accounting firm of the quality control systems for its accounting and auditing practice.

     - Delta seeks shareowner ratification each year of the selection of the outside auditor. The proxy statement discloses the fees paid by Delta to the auditor for audit and non-audit services, and confirms that the Audit Committee considered whether the auditor's provision of non-audit services is compatible with maintaining its independence.

On January 22, 2003, the Securities and Exchange Commission adopted rules under the Sarbanes-Oxley Act to strengthen the independence of the outside auditor. These rules, among other things: (1) define nine non-audit services that an outside auditor may not provide to an audit client; (2) require the audit committee to pre-approve all audit and non-audit services provided by the outside auditor; and (3) require public companies to disclose the non-audit services approved by the audit committee. Delta will, of course, comply with these requirements. In addition, the Sarbanes-Oxley Act establishes the Public Accounting Oversight Board to oversee auditors of public companies.

In sum, the Board of Directors believes that the proposal's rigid approach is both unnecessary and unwise, and that Delta and its shareowners are better served by a process under which the Audit Committee retains the flexibility to consider each non-audit engagement, including engagements for management consulting services, on a case-by-case basis. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                              GENERAL INFORMATION

                              COST OF SOLICITATION

Delta will pay the cost of soliciting proxies. Delta has retained Georgeson Shareholder Communications, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $15,000 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

                       SUBMISSION OF SHAREOWNER PROPOSALS

To be considered for inclusion in our proxy statement for the 2004 annual meeting, shareowner proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 26, 2003, at the following address:

                                   Robert S. Harkey, Secretary
                                   Delta Air Lines, Inc.
                                   Dept. No. 981
                                   Post Office Box 20574
                                   Atlanta, Georgia 30320

In addition, a shareowner may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the shareowner complies with the requirements specified in Delta's By-Laws. The requirements include:

     - providing written notice that is received by Delta's Secretary between December 27, 2003 and January 26, 2004 (subject to adjustment if the date of the 2004 annual meeting is substantially moved, as provided in the By-Laws); and

     - supplying the additional information listed in Section 3.1 and, for nominations for directors, Section 4.2, of Delta's By-Laws.

The By-Laws are available on Delta's website at :

      www.delta.com/inside/investors/corp_info/corp_governance/index.jsp.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Delta's directors, executive officers and persons who beneficially own more than 10% of a registered class of Delta's equity securities ("reporting persons") to file certain reports concerning their beneficial ownership of Delta's equity securities. Delta believes that during 2002 all reporting persons complied with their Section 16(a) filing obligations, except that one filing on behalf of Mr. James L. Broadhead reporting the deferral of director meeting fees paid on December 18, 2002 was filed on January 27, 2003. The delay in filing Mr. Broadhead's report was due to a miscommunication within Delta, which had assumed responsibility for the filing.

         EXTENT OF INCORPORATION BY REFERENCE OF MATERIALS INCLUDED IN
                      OR ACCOMPANYING THIS PROXY STATEMENT

The reports of the Audit Committee and Personnel & Compensation Committee included in this proxy statement shall not be deemed to be incorporated by reference into any filing made by Delta under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent Delta incorporates such reports by specific reference.

This proxy statement is accompanied or preceded by Delta's Annual Report to Shareowners for the year ended December 31, 2002. The annual report, which contains audited financial statements, along with other information about Delta, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.

                                   APPENDIX A

              SUMMARY OF DELTA 2000 PERFORMANCE COMPENSATION PLAN

In 2000, the Board of Directors adopted, with shareowner approval, the Delta 2000 Performance Compensation Plan ("2000 Plan"). The 2000 Plan is designed to enable Delta to attract and retain a highly qualified management team, and to motivate these executives to achieve Delta's overall business and financial goals.

The 2000 Plan became effective on October 25, 2000. It amended and restated as one plan Delta's two prior shareowner approved executive compensation plans.

The 2000 Plan contains various features which the Board of Directors believes are consistent with shareowner protection and appropriate corporate governance practices. See "Shareowner Protection and Corporate Governance Practices" below.

The following summary of the 2000 Plan is qualified in its entirety by reference to the full text of the 2000 Plan, a copy of which is available at Delta's website at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp or upon request to Delta's Secretary.

The Board of Directors has adopted, subject to shareowner approval, amendments to the 2000 Plan, as well as Delta's two broad-based employee stock option plans, to authorize a stock option exchange program. These amendments are described in Proposal 3 of this proxy statement.

ADMINISTRATION

The 2000 Plan is administered by the Personnel & Compensation Committee ("Committee") of the Board of Directors. Subject to the terms of the 2000 Plan, the Committee may interpret the plan; prescribe rules and regulations under the plan; grant awards under the plan; establish the terms and conditions of those awards; and take all other actions it deems necessary for the proper operation or administration of the 2000 Plan. The Committee may delegate its authority, subject to certain limitations.

ELIGIBILITY

Awards may be granted to employees of Delta and its subsidiaries, as determined by the Committee.

Under the amendments to the 2000 Plan, the Committee will determine those option holders eligible to participate in the stock option exchange program. No member of the Board of Directors may participate in the exchange program, including Mr. Mullin, Delta's Chairman of the Board and Chief Executive Officer.

NUMBER OF SHARES

The 2000 Plan provides for the issuance of up to 16 million shares of Common Stock for awards granted on or after October 25, 2000. As of February 28, 2003, options for the issuance of approximately 21.1 million shares of Common Stock were outstanding under the 2000 Plan, including options for approximately 11 million shares that were granted prior to October 25, 2000 under a predecessor plan. The Common Stock granted under the 2000 Plan may be authorized and unissued shares, or treasury shares.

Shares of Common Stock issued, or reserved for issuance, for awards granted on or after October 25, 2000 are subtracted from the number of shares available for issuance. Shares of Common Stock obtained from the following sources are added to the total number of shares available for issuance: (1) shares tendered to exercise an award; (2) shares withheld for taxes in connection with an award;
(3) shares that are settled in cash; and (4) shares relating to an award that is forfeited. The preceding sentence also applies to shares of Common Stock that are tendered, withheld, settled in cash or forfeited with respect to awards granted under the predecessor plan that were outstanding on October 25, 2000.

Proposal 3 in this proxy statement requests shareowner approval for amendments to the 2000 Plan that would add back to the number of shares available for grant under that plan the number of shares subject to stock options that were originally granted under the 2000 Plan or a predecessor plan and that are canceled pursuant to the stock option exchange program commenced under the amendments.

TYPES OF AWARDS

The Committee may grant the following four types of awards under the 2000 Plan: incentive awards; stock options; restricted stock; and other equity-based awards.

INCENTIVE AWARDS

Incentive awards reward participants for achieving goals, for an annual or other performance period, that are considered key to Delta's success. These awards may be paid in cash or Common Stock. The incentive award paid to any participant for a calendar year may not exceed $3 million, multiplied by the number of years in the performance period relating to the incentive award paid in that calendar year.

STOCK OPTIONS

The Committee may grant non-qualified stock options and incentive stock options having an exercise price not less than the fair market value of a share of Common Stock on the date the option is granted.

A stock option is exercisable at such times and subject to such terms and conditions as the Committee may determine. No stock option is exercisable earlier than one year from its grant date, except in the case of (1) a participant's death or termination of employment; or (2) a Change in Control of Delta. No stock option is exercisable later than ten years after its grant date. No more than one million shares of Common Stock subject to stock options may be granted to any participant in a calendar year.

RESTRICTED STOCK

Restricted stock is an award of Common Stock that is subject to restrictions and such other terms and conditions as the Committee may determine. No restricted stock award may vest less than one year from its date of grant, except in the case of (1) a participant's death or termination of employment; or (2) a Change in Control of Delta. No more than 400,000 shares of Common Stock in the form of restricted stock may be granted to any participant in a calendar year.

OTHER EQUITY-BASED AWARDS

The Committee may also grant other types of awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock. These awards are subject to such terms and conditions as the Committee may determine. No more than 400,000 shares of Common Stock subject to other equity-based awards may be granted to any participant in a calendar year.

PERFORMANCE MEASURES

The 2000 Plan lists the performance measures the Committee may use to make performance-based awards under Section 162(m) of the Internal Revenue Code. These performance measures include specified financial measures; the results of employee or customer satisfaction surveys; and other measures of quality, safety, productivity or process improvement. The performance measures may be determined by reference to (1) the performance of Delta; one or more of its subsidiaries; or a division or unit of Delta or one or more of its subsidiaries; or (2) comparisons of any of the performance measures relative to other companies or indices.

AMENDMENT AND TERMINATION

The Committee or the Board of Directors may amend or terminate the 2000 Plan at any time, but no such amendment or termination may impair the rights of a participant with respect to an outstanding award without that participant's consent. No incentive stock options may be granted after October 23, 2010. As discussed below in "Shareowner Protection and Corporate Governance Practices," shareowner approval is required for certain amendments to the 2000 Plan.

ADJUSTMENTS

In the event of a change in the outstanding shares of Common Stock, the Committee may take certain actions to prevent the dilution or enlargement of benefits under the 2000 Plan.

CHANGE IN CONTROL

Upon the occurrence of a Change in Control of Delta, (1) all outstanding stock options, non-performance based restricted stock and non-performance based other equity-based awards will become immediately exercisable, vested and nonforfeitable; and (2) target incentive awards and outstanding performance-based restricted stock and performance-based other equity-based awards will be paid on a prorated basis as specified in the 2000 Plan.

Change in Control is generally defined as (1) the acquisition by any person of 20% or more of the combined voting power of Delta stock; (2) a change in the composition of the Board of Directors such that the persons who were directors at the beginning of any two-year period prior to October 25, 2000 (and any new director whose election was approved by at least two-thirds of directors then still in office who either were directors at the beginning of the period or whose election was so approved) cease to constitute a majority of the Board of Directors; (3) a reorganization, merger or consolidation of Delta, other than in certain circumstances; or (4) the approval by Delta's shareowners of a complete liquidation or dissolution of Delta, or a sale of all or substantially all the assets of Delta other than in certain circumstances.

SHAREOWNER PROTECTION AND CORPORATE GOVERNANCE PRACTICES

The 2000 Plan contains the following features which the Board of Directors believes are consistent with shareowner protection and appropriate corporate governance practices.

No Stock Option Repricings. It prohibits, absent shareowner approval, a reduction in the exercise price of outstanding stock options, either by lowering the exercise price or by canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

No Discount Stock Options. It prohibits, absent shareowner approval, the grant of a stock option with an exercise price less than the fair market value of the Common Stock on the date the stock option is granted.

No Stock Option Exercise Extensions. It prohibits, absent shareowner approval, the extension of the regular expiration date for the exercise of a stock option.

Limitation on Shares Issued Other Than for Stock Options. It limits to three million the number of shares of Common Stock that may be issued for awards, other than stock options, granted on or after October 25, 2000.

No Evergreen Provision. It does not contain an "evergreen provision" - there is no automatic provision to replenish the shares of Common Stock authorized for issuance under the 2000 Plan based on the number or percentage of shares of Common Stock outstanding.

The amendments to the 2000 Plan would authorize Delta to conduct a one-time stock option exchange program in accordance with the terms described in Proposal 3 of this proxy statement.

FEDERAL INCOME TAX ASPECTS OF THE 2000 PLAN

The following is a brief summary of the U.S. federal income tax consequences of non-qualified stock options under the 2000 Plan. With respect to such stock options: (1) no income is realized by the participant at the time the stock option is granted; (2) upon exercise of the stock option, the participant realizes ordinary income in an amount equal to the excess of the fair market value on the date of exercise of the shares of Common Stock purchased over the exercise price for those shares, and Delta is entitled to a tax deduction in the same amount; (3) Delta is required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary income recognized by the participant; and (4) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain (or a capital loss), depending upon the length of time that the participant has held the shares.

                                   APPENDIX B

      SUMMARY OF DELTASHARE STOCK OPTION PLAN AND PILOTS STOCK OPTION PLAN

In 1996, the Board of Directors adopted, with shareowner approval, two broad-based, non-qualified stock option plans for Delta personnel, providing for the issuance of stock options to purchase an aggregate of 49.4 million shares of Common Stock, as adjusted for a stock split in 1998. The DeltaShare Stock Option Plan provided for the issuance of stock options to Delta personnel who were not pilots ("Nonpilots Plan"). The Pilots Stock Option Plan provided for the issuance of options to Delta pilots ("Pilots Plan"). These plans are commonly referred to within Delta as "SkyShares."

The Nonpilots and Pilots Plans were intended to strengthen the link between employee compensation and Delta's performance, and to more closely align the interests of Delta's employees and shareowners. The Pilots Plan was an integral part of the collective bargaining agreement entered into in 1996 between Delta and the Air Line Pilots Association, International, the collective bargaining representative for Delta's pilots ("ALPA").

The following summary of the Nonpilots and Pilots Plans is qualified in its entirety by reference to the full text of the plans, copies of which are available at Delta's website at www.delta.com/inside/investors/corp_info/corp_governance/index.jsp or upon request to Delta's Secretary.

The Board of Directors has adopted, subject to shareowner approval, amendments to the Nonpilots and Pilots Plans, as well as Delta's 2000 Performance Compensation Plan, to authorize a stock option exchange program. These amendments are described in Proposal 3 of this proxy statement.

STOCK OPTIONS

Under the Nonpilots and Pilots Plans, Delta granted non-qualified stock options in three annual installments to purchase a total of 29.4 million and 20 million shares of Common Stock, respectively, to eligible Delta personnel. Stock option grants were made in 1996, 1997 and 1998 at exercise prices of $34.50, $49.00 and $50.5938, respectively (the fair market value of the Common Stock on the applicable grant date).

The number of shares of Common Stock subject to stock options under the Pilots Plan was negotiated by Delta and ALPA. The Board of Directors determined the size of the Nonpilots Plan to provide an equivalent potential benefit for nonpilots under the Nonpilots Plan as pilots received under the Pilots Plan, as a percentage of each group's respective base salary.

The amendments to the Nonpilots and Pilots Plans would authorize the grant of replacement stock options under those plans. The excess number of stock options surrendered in an exchange over the fewer number of replacement options granted under these plans would not be available for future grants.

ADMINISTRATION

The plans are administered by the Personnel & Compensation Committee ("Committee") of the Board of Directors of Delta. Subject to the terms of the plans, the Committee may construe and interpret the plans; establish rules and regulations relating to the plans; and take all actions in connection with the plans as it may deem necessary, appropriate or advisable to carry out the provisions of the plans. The Pilots Plan provides that disputes arising out of Committee actions with respect to the interpretation, administration or application of the Pilots Plan are subject to certain dispute resolution procedures in the pilot collective bargaining agreement.

ELIGIBILITY

The Committee determined the Delta personnel who were granted options under the Nonpilots Plan. Participants in the Nonpilots Plan generally included all Delta domestic nonpilot personnel, and international personnel not subject to a collective bargaining agreement, in permanent positions who had at least one year of Delta employment and were on active pay status on the applicable grant date. Officers, directors and participants in other Delta sponsored stock option plans could not participate in the Nonpilots Plan.

Participation in the Pilots Plan was limited to Delta pilots on the applicable grant date and certain Delta pilots who retired. ALPA determined the participants in the Pilots Plan.

EXERCISABILITY

Stock options awarded under the Nonpilots and Pilots Plans are exercisable beginning one year, and ending ten years, after the applicable grant date. Under the plans, a participant (1) whose employment is terminated by Delta for reasons other than retirement, death, disability, leave of absence or furlough, or (2) who resigns from employment with Delta, must immediately forfeit his or her unexercised stock options.

As described in Proposal 3 of this proxy statement under "Description of the Amendments and the Exchange Program," the amendments to the Nonpilots and Pilots Plans would provide that each replacement option would be exercisable in full beginning one year from its grant date and have a term equal to the remaining term of the options surrendered for cancellation.

NONTRANSFERABILITY

Stock options granted under the plans are not transferable other than upon the death of the participant.

ADJUSTMENTS

In the event of any merger, reorganization, consolidation, recapitalization, Common Stock dividend, Common Stock split or other change in corporate structure affecting the Common Stock, the Committee may make such adjustments as it deems necessary to reflect such change so as to prevent the diminution or enlargement of a participant's rights including, but not limited to, adjustments in (1) the number of shares of Common Stock available for distribution under the Plans and
(2) the exercise price per share of a stock option.

COMMON STOCK

Shares of Common Stock distributed under the Plans may be either authorized and unissued shares or treasury shares.

AMENDMENTS

The Board of Directors or the Committee may amend, alter or discontinue the Nonpilots Plan at any time, but no amendment, alteration or discontinuation may impair the rights of a participant in that plan with respect to a previously granted stock option without the participant's consent. The Pilots Plan may be amended by mutual agreement between Delta and ALPA.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax consequences of non-qualified stock options under the plans. With respect to such stock options:
(1) no income is realized by the participant at the time the stock option is granted; (2) upon exercise of the stock option, the participant realizes ordinary income in an amount equal to the excess of the fair market value on the date of exercise of the shares of Common Stock purchased over the exercise price for those shares, and Delta is entitled to a tax deduction in the same amount;
(3) Delta is required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary income recognized by the participant; and (4) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain (or a capital loss), depending upon the length of time that the participant has held the shares.

                              RECYCLED PAPER LOGO

                             DELTA AIR LINES, INC.

                         ANNUAL MEETING OF SHAREOWNERS

                             FRIDAY, APRIL 25, 2003
                             10:30 A.M. LOCAL TIME

                                THE PLAZA HOTEL
                       FIFTH AVENUE AT CENTRAL PARK SOUTH
                            NEW YORK, NEW YORK 10019

If you consented to access your proxy information electronically, you may view that information at Delta's website at:
http://www.delta.com/inside/investors/annual_reports/index.jsp

If you would like to receive the proxy materials electronically next year, sign-up at: http://www.econsent.com/dal/


DELTA LOGO                                                                PROXY
-------------------------------------------------------------------------------

                      THIS PROXY IS SOLICITED ON BEHALF OF
                 THE BOARD OF DIRECTORS OF DELTA AIR LINES, INC.

I hereby appoint Edward H. Budd, Gerald Grinstein and Leo F. Mullin, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Delta Air Lines, Inc. which I would be entitled to vote on all matters which may properly come before the 2003 Annual Meeting of Shareowners of Delta to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019, on Friday, April 25, 2003 at 10:30 a.m., local time, or any adjournment of the meeting.

THE PROXIES SHALL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS PROXY CARD, AND THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OF THE MEETING. THE PROXIES WILL VOTE AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD OR VOTE BY THE INTERNET OR TELEPHONE.

I acknowledge receipt of Delta's Notice of Annual Meeting of Shareowners, dated March 25, 2003, Proxy Statement and Annual Report.


                      See reverse for voting instructions.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

                                             COMPANY #
                                             CONTROL #

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the Social Security Number (SSN) or Tax Identification Number (TIN) for this account. If you do not have a SSN or TIN, please enter 4 zeros.

-        Follow the simple instructions provided.

VOTE BY INTERNET - http://www.eproxy.com/dal/ - QUICK *** EASY *** IMMEDIATE

-        Use the Internet to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4 digits of the Social Security Number (SSN) or Tax Identification Number (TIN) for this account to obtain your records and create an electronic ballot. If you do not have a SSN or TIN, please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to DELTA AIR LINES, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                  DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE
                  FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

1. Election of Nominees   01 Edward H. Budd       04 Gerald Grinstein   07 John F. Smith, Jr.   [ ] Vote FOR       [ ] Vote WITHHELD
   for Director:          02 George M.C. Fisher   05 James M. Kilts     08 Joan E. Spero            all nominees       from all
                          03 David R. Goode       06 Leo F. Mullin      09 Andrew J. Young          (except as         nominees
                                                                                                     marked)

                                                                                __________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,        |                          |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)       |__________________________|

                             -- PLEASE FOLD HERE --


2.  To ratify the appointment of Deloitte & Touche LLP as independent auditors           [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
    for the year ending December 31, 2003.
3.  To approve amendments to the Delta 2000 Performance Compensation Plan, the           [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
    DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program.

                  DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE
  AGAINST PROPOSALS 4, 5, 6, 7, 8 AND 9, WHICH WERE SUBMITTED BY SHAREOWNERS.

4.  Related to cumulative voting for directors.                                          [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

5.  Related to executive severance agreements.                                           [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

6.  Related to indexing executive stock option grants.                                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

7.  Related to the expensing of stock options.                                           [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

8.  Related to excluding net pension income from net income in determining               [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
    executive incentive compensation.

9. Related to the independent auditor providing management consulting services.          [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

















THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5, 6, 7, 8 AND 9.

Address Change? Mark Box   [ ] Indicate changes below:       [ ] Yes, I plan to attend the Annual Meeting of Shareowners

                                        Date
                                             -----------------------------------

                                         ______________________________________
                                        |                                      |
                                        |                                      |
                                        |______________________________________|

                                        Signature(s) in Box
                                        Please sign exactly as your name(s)
                                        appears on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc., should
                                        include title and authority.
                                        Corporations should provide full name of corporation and title of authorized officer signing the proxy.

                                                            [DELTA LOGO]

                                                            INTERNAL MEMORANDUM

                                                            DATE: March 25, 2003


TO:          Participants in the Delta Family-Care Savings Plan

FROM:        Leo F. Mullin, Chairman and Chief Executive Officer

SUBJECT:     DELTA'S 2003 ANNUAL MEETING OF SHAREOWNERS



As a participant in the Delta Family-Care Savings Plan (Savings Plan), you have the right to provide confidential instructions to Fidelity Management Trust Company, the Savings Plan trustee (Trustee), on how to vote the Delta stock attributable to your Savings Plan account, at Delta's 2003 Annual Meeting of Shareowners. I strongly encourage you to exercise this right because together we can shape Delta's future. Your vote is important!

Delta's Board of Directors recommends that you vote:

         - FOR the election of the 9 nominees for Director named in the proxy statement (Proposal 1);

         - FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the calendar year ending December 31, 2003 (Proposal 2); and

         - FOR the amendments to the Delta 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program (Proposal 3); and

         - AGAINST each of the six shareowner proposals described in the proxy statement (Proposals 4 thru 9).

To instruct the Trustee how to vote the Delta stock attributable to your Savings Plan account, please use the Internet or telephone voting instruction system described on the attachment to the enclosed Voting Instruction Form. Alternatively, you may complete, sign and date the Voting Instruction Form and return it in the enclosed envelope.

If you plan to attend the Annual Meeting, please indicate your intent when prompted by the Internet or telephone voting instruction system, or mark the appropriate box on the Voting Instruction Form. TO ATTEND THE MEETING, YOU WILL NEED TO PRESENT THE ENCLOSED ADMISSION TICKET AND VALID PICTURE IDENTIFICATION. AN EMPLOYEE IDENTIFICATION CARD IS NOT SUFFICIENT PROOF OF SHARE OWNERSHIP. PLEASE CONTACT INVESTOR RELATIONS AT (404) 715-2343 OR (866) 715-2170 TO REQUEST A REPLACEMENT ADMISSION TICKET, IF NEEDED.

The Annual Meeting will be broadcast live online (listen only) on April 25, 2003 at 10:30 a.m. ET at www.delta.com/inside/investors/index.jsp. A replay of the Web cast will be available through May 25, 2003.

Enclosed is a copy of Delta's Notice of Annual Meeting of Shareowners, Proxy Statement and Annual Report. If you would like to receive future annual meeting materials electronically, you may do so by enrolling at www.delta.com/inside/investors/index.jsp.



                                             /s/ Leo
                                             -----------------
                                             Leo F. Mullin
Enclosures

                                 [DELTA LOGO]

                               ADMISSION TICKET

                      2003 Annual Meeting of Shareowners

                        April 25, 2003 at 10:30 a.m. at

 The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

IF YOU SUBMIT YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET, DO NOT RETURN YOUR VOTING INSTRUCTION FORM.

                             THANK YOU FOR VOTING.

-------------------------------------------------------------------------------

            DELTA FAMILY-CARE SAVINGS PLAN VOTING INSTRUCTION FORM

THIS VOTING INSTRUCTION FORM IS PROVIDED BY FIDELITY MANAGEMENT TRUST COMPANY, AS TRUSTEE (TRUSTEE) FOR THE DELTA FAMILY-CARE SAVINGS PLAN (SAVINGS PLAN), for the 2003 Annual Meeting of Shareowners of Delta Air Lines, Inc. (Delta) to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019, on Friday, April 25, 2003 at 10:30 a.m. local time, or any adjournment of the meeting.

I understand that, under the Savings Plan, I have the right to confidentially instruct the Trustee how to vote shares of Delta's Series B ESOP Convertible Preferred Stock and Common Stock attributable to my Savings Plan account. I also understand that Delta's Proxy Statement describes how the Trustee will vote (1) such shares attributable to my Savings Plan account if the Trustee does not receive voting instructions from me on or before 5:00 p.m. ET on April 23, 2003; and (2) shares of Delta's Series B ESOP Convertible Preferred Stock that were not allocated to any participant's Savings Plan account on the February 28, 2003 record date for the annual meeting.

Pursuant to the Savings Plan, I instruct the Trustee to vote the shares of Delta's Series B ESOP Convertible Preferred Stock and Common Stock attributable to my Savings Plan account at the annual meeting, as indicated on the reverse of this form.

I acknowledge receipt of Delta's Notice of Annual Meeting of Shareowners, dated March 25, 2003, Proxy Statement and Annual Report.

ADDRESS CHANGES/COMMENTS:

                         --------------------------------------------

---------------------------------------------------------------------
           (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

[DELTA LOGO]               VOTE BY INTERNET - www.proxyvote.com
                                              -----------------
                           Use the Internet to transmit your voting instructions
DELTA AIR LINES            and for electronic delivery of information up until
C/O PROXY SERVICES         5:00 P.M. Eastern Time on April 23, 2003. Have your
P.O. BOX 9112              voting instruction form available when you access the
FARMINGDALE, NY 11735      website. You will be prompted to enter your 12-digit
                           Control Number which is located below to obtain your
                           records and create an electronic voting instruction
                           form.

                           VOTE BY PHONE - 1-800-690-6903
                           Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Time on April
                           23, 2003. Have your voting instruction form available when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides.

                           VOTE BY MAIL
                           Mark, sign and date your voting instruction form and return it in the postage-paid envelope, or to Delta
                           Air Lines, Inc., c/o ADP, 51 Mercedes Way, Edgewood,
                           NY 11717.
















TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                DLTAIR         KEEP THIS PORTION FOR YOUR RECORDS
----------------------------------------------------------------------------------------------------------------------------
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.                        DETACH AND RETURN THIS PORTION ONLY


DELTA FAMILY-CARE SAVINGS PLAN
VOTING INSTRUCTION FORM

DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ALL NOMINEES.

                                                                                                          Write the number of the
                                                                      FOR       WITHHOLD    FOR ALL       nominee(s) for which
                                                                      ALL       VOTE FOR    EXCEPT        you withhold authority on
                                                                                   ALL                    the line below.
1.   Election of Nominees for Director
     1-Edward H. Budd, 2-George M.C. Fisher, 3-David R. Goode,        [ ]          [ ]       [ ]          --------------------------
     4-Gerald Grinstein, 5-James M. Kilts, 6-Leo F. Mullin,
     7-John F. Smith, Jr., 8-Joan E. Spero, 9-Andrew J. Young


DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSALS 2 AND 3.
                                                          FOR  AGAINST   ABSTAIN

2.   To ratify the appointment of Deloitte & Touche       [ ]    [ ]       [ ]
     LLP as independent auditors for the year ending
     December 31, 2003.

3.   To approve amendments to the Delta 2000              [ ]    [ ]       [ ]
     Performance Compensation Plan, the
     DeltaShare Stock Option Plan and the Pilots
     Stock Option Plan to authorize a stock option exchange program.

DELTA'S BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSALS 4, 5, 6, 7, 8 AND
9, WHICH WERE SUBMITTED BY SHAREOWNERS.                   FOR  AGAINST   ABSTAIN


4.   Related to cumulative voting for directors.          [ ]    [ ]       [ ]

5.   Related to executive severance agreements.           [ ]    [ ]       [ ]

6.   Related to indexing executive stock option
     grants.                                              [ ]    [ ]       [ ]

7.   Related to the expensing of stock options.           [ ]    [ ]       [ ]

8.   Related to excluding net pension income from
     net income in determining executive incentive
     compensation.                                        [ ]    [ ]       [ ]

9.   Related to the independent auditor providing
     management consulting services.                      [ ]    [ ]       [ ]

These instructions, if properly executed and delivered, will revoke all prior instructions. PLEASE SIGN, DATE AND MAIL THIS VOTING INSTRUCTION FORM IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Change of Address and/or Comments Mark Here and note on
the reverse side                                                           [ ]

Please indicate if you plan to attend this meeting.           [ ]     [ ]

                                                              YES      NO


------------------------------------    -----------
|                                  |    |         |
|                                  |    |         |
------------------------------------    -----------
Signature [PLEASE SIGN WITHIN BOX]      Date

------------------------------------    -----------
|                                  |    |         |
|                                  |    |         |
------------------------------------    -----------
Signature (Joint Owners)                Date

                                  [DELTA LOGO]

                                ADMISSION TICKET

                       2003 Annual Meeting of Shareowners

                        April 25, 2003 at 10:30 a.m. at

 The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019

This admission ticket is required to attend the meeting. This ticket admits only the shareowner(s) listed on the reverse side. Each shareowner may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                             THANK YOU FOR VOTING.

--------------------------------------------------------------------------------

           ATLANTIC SOUTHEAST AIRLINES, INC. INVESTMENT SAVINGS PLAN
                            VOTING INSTRUCTION FORM

THIS VOTING INSTRUCTION FORM IS PROVIDED BY JP. MORGAN/CHASE, AS TRUSTEE (TRUSTEE) FOR THE ATLANTIC SOUTHEAST AIRLINES, INC. INVESTMENT SAVINGS PLAN (SAVINGS PLAN), for the 2003 Annual Meeting of Shareowners of Delta Air Lines, Inc. (Delta) to be held at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York 10019, on Friday, April 25, 2003 at 10:30 a.m. local time, or any adjournment of the meeting.

I understand that, under the Savings Plan, I have the right to confidentially instruct the Trustee how to vote shares of Delta's Common Stock attributable to my Savings Plan account. Pursuant to the Savings Plan, I instruct the Trustee to vote the shares of Delta's Common Stock attributable to my Savings Plan account at the annual meeting, as indicated on the reverse of this form.

I acknowledge receipt of Delta's Notice of Annual Meeting of Shareowners, dated March 25, 2003, Proxy Statement and Annual Report.


ADDRESS CHANGES/COMMENTS:
                          ------------------------------------------------------

--------------------------------------------------------------------------------

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)


(DELTA LOGO)                                 VOTE BY MAIL
DELTA AIR LINES                              Mark, sign and date your voting instruction form and
C/O PROXY SERVICES                           return it in the postage-paid envelope, or to Delta Air
P.O. BOX 9112                                Lines, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY
FARMINGDALE, NY 11735                        11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ATLAIR         KEEP THIS PORTION FOR YOUR RECORDS
----------------------------------------------------------------------------------------------------------------------------
THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.                        DETACH AND RETURN THIS PORTION ONLY


ATLANTIC SOUTHEAST AIRLINES, INC.
INVESTMENT SAVINGS PLAN
VOTING INSTRUCTION FORM

DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ALL NOMINEES.

                                                                                                          Write the number of the
                                                                      FOR       WITHHOLD    FOR ALL       nominee(s) for which
                                                                      ALL       VOTE FOR    EXCEPT        you withhold authority on
                                                                                   ALL                    the line below.
1.   Election of Nominees for Director
     1-Edward H. Budd, 2-George M.C. Fisher, 3-David R. Goode,        [ ]          [ ]       [ ]          --------------------------
     4-Gerald Grinstein, 5-James M. Kilts, 6-Leo F. Mullin,
     7-John F. Smith, Jr., 8-Joan E. Spero, 9-Andrew J. Young


DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSALS 2 AND 3.
                                                          FOR  AGAINST   ABSTAIN

2.   To ratify the appointment of Deloitte & Touche       [ ]    [ ]       [ ]
     LLP as independent auditors for the year ending
     December 31, 2003.

3.   To approve amendments to the Delta 2000              [ ]    [ ]       [ ]
     Performance Compensation Plan, the
     DeltaShare Stock Option Plan and the Pilots
     Stock Option Plan to authorize a stock option exchange program.


DELTA'S BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSALS 4, 5, 6, 7, 8 AND
9, WHICH WERE SUBMITTED BY SHAREOWNERS.                   FOR  AGAINST   ABSTAIN


4.   Related to cumulative voting for directors.          [ ]    [ ]       [ ]

5.   Related to executive severance agreements.           [ ]    [ ]       [ ]

6.   Related to indexing executive stock option
     grants.                                              [ ]    [ ]       [ ]

7.   Related to the expensing of stock options.           [ ]    [ ]       [ ]

8.   Related to excluding net pension income from
     net income in determining executive incentive
     compensation.                                        [ ]    [ ]       [ ]

9.   Related to the independent auditor providing
     management consulting services.                      [ ]    [ ]       [ ]

These instructions, if properly executed and delivered, will revoke all prior instructions. PLEASE SIGN, DATE AND MAIL THIS VOTING INSTRUCTION FORM IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Change of Address and/or Comments Mark Here and note on
the reverse side                                                           [ ]

Please indicate if you plan to attend this meeting            [ ]     [ ]

                                                              YES      NO


------------------------------------    -----------
|                                  |    |         |
|                                  |    |         |
------------------------------------    -----------
Signature [PLEASE SIGN WITHIN BOX]      Date


------------------------------------    -----------
|                                  |    |         |
|                                  |    |         |
------------------------------------    -----------

Signature (Joint Owners)                Date

PROXY TABULATOR
P.O. BOX 9132
HINGHAM, MA 02043-9132



LABEL BELOW FOR MIS USE ONLY!
PO# K8339
DREYFUS 401(K) #305
COMAIR/DELTA AIR LINES, INC. #030
ORIGINAL 1-UP 3-11-03 JA
CAROL (305030F)
REVIEW #1 3/19/03 TD


                            VOTING INSTRUCTION FORM
 PLEASE MARK, SIGN, DATE AND RETURN THE VOTING INSTRUCTION FORM PROMPTLY USING
                             THE ENCLOSED ENVELOPE

      This voting instruction is requested by The Dreyfus Trust Company in conjunction with a proxy solicitation by the Board of Directors of Delta Air Lines, Inc.
 Please read the enclosed Proxy Statement and the Annual Report to Shareowners
                             for more information.





                      CONFIDENTIAL VOTING INSTRUCTION FORM

                         TO: THE DREYFUS TRUST COMPANY
           AS TRUSTEE OF THE COMAIR, INC. SAVINGS AND INVESTMENT PLAN



The undersigned hereby instructs The Dreyfus Trust Company, as Trustee of the Comair, Inc. Savings and Investment Plan, to vote in person or by proxy at the Annual Meeting of the Shareowners of Delta Air Lines, Inc. to be held on April 25, 2003, and at any adjournment or postponement thereof, all shares of Common Stock of Delta Air Lines, Inc. for which the undersigned shall be entitled to instruct, in the manner specified on the reverse side.

The Dreyfus Trust Company will vote the shares of Common Stock represented by this Voting Instruction Form if it is properly completed, signed, and received by The Dreyfus Trust Company before 5:00 p.m. EDT on April 22, 2003 at P.O. Box 9132, Hingham, MA 02043. Please note that if this Voting Instruction Form is not properly completed and signed, or it is not received by The Dreyfus Trust Company as indicated above, shares allocated to a participant's account will not be voted.

The Dreyfus Trust Company makes no recommendation regarding any voting instruction.




                                            Date                          , 2003
                                                -------------------------

                                            -----------------------------------
                                            |                                 |
                                            |                                 |
                                            -----------------------------------
                                            SIGNATURE          (SIGN IN THE BOX)

LABEL BELOW FOR MIS USE ONLY!
PO# K8339
DREYFUS 401(K) #305
COMAIR/DELTA AIR LINES, INC. #030
ORIGINAL 1-UP 3-11-03 JA
CAROL (305030B)
REVISION #1 3-14-03 KD
OA 3/19/03 TD
REVISION #1 3/20/03 TD



     PLEASE FILL IN BOX(ES) AS SHOWN USING BLACK OR BLUE INK OR NUMBER 2
     PENCIL. X
             -

     PLEASE DO NOT USE FINE POINT PENS.

DELTA'S BOARD OF DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

                                                                                      FOR      WITHHOLD      FOR ALL
                                                                                      ALL        ALL         EXCEPT
                                                                                                         (noted at left)
1. ELECTION OF DIRECTORS
   (01) Edward H. Budd, (02) George M.C. Fisher, (03) David R. Goode, (04)
   Gerald Grinstein, (05) James M. Kilts, (06) Leo F. Mullin, (07) John F.
   Smith, Jr., (08) Joan E. Spero, (09) Andrew J. Young
                                                                                      ---         ---           ---
--------------------------------------------------------------------------------
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES MARK          FOR       AGAINST       ABSTAIN
THE "FOR ALL EXCEPT" BOX AND WRITE THAT NOMINEE'S NAME ABOVE. YOUR SHARES WILL
BE VOTED FOR THE REMAINING NOMINEES.)

2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2003.
                                                                                      ---         ---           ---
3. To approve amendments to the Delta 2000 Performance Compensation Plan, the
DeltaShare Stock Option Plan and the Pilots Stock Option Plan to authorize a stock option exchange program.
                                                                                      ---         ---           ---
DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5, 6, 7, 8
AND 9, WHICH WERE SUBMITTED BY SHAREOWNERS.

4. Related to cumulative voting for directors.
                                                                                      ---         ---           ---

5. Related to executive severance agreements.
                                                                                      ---         ---           ---

6. Related to the indexing executive stock option grants.
                                                                                      ---         ---           ---

7. Related to the expensing of stock options.
                                                                                      ---         ---           ---

8. Related to excluding net pension income from net income in determining executive incentive compensation.
                                                                                      ---         ---           ---

9. Related to the independent auditor providing management consulting services.
                                                                                      ---         ---           ---

Please note: If this Voting Instruction Form is signed, but no direction is given, Dreyfus Trust Company will vote "FOR" the election of all nominees, "FOR" Items 2 and 3, and "AGAINST" Items 4, 5, 6, 7, 8 and 9.

                                  (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)